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Freeport-McMoRan Copper & Gold Inc. Reports
Fourth-Quarter and Year Ended December 31, 2009 Results

▪
Net income attributable to common stock for fourth-quarter 2009 was $971 million, $2.15 per share, compared with a net loss of $13.9 billion, $36.78 per share, for fourth-quarter 2008.  Net income attributable to common stock for the year 2009 was $2.5 billion, $5.86 per share, compared with a net loss of $11.3 billion, $29.72 per share, for the year 2008.

▪
Consolidated sales from mines for fourth-quarter 2009 totaled 989 million pounds of copper, 551 thousand ounces of gold and 16 million pounds of molybdenum, compared with 1.2 billion pounds of copper, 462 thousand ounces of gold and 12 million pounds of molybdenum for fourth-quarter 2008.  Consolidated sales for the year 2009 totaled 4.1 billion pounds of copper, 2.6 million ounces of gold and 58 million pounds of molybdenum.

▪
Consolidated sales from mines for the year 2010 are expected to approximate 3.8 billion pounds of copper, 1.8 million ounces of gold and 60 million pounds of molybdenum, including 890 million pounds of copper, 490 thousand ounces of gold and 15 million pounds of molybdenum for first-quarter 2010.

▪
Consolidated unit net cash costs (net of by-product credits and excluding Tenke Fungurume) averaged $0.62 per pound for fourth-quarter 2009, compared with $1.04 per pound for fourth-quarter 2008, and $0.55 per pound for the year 2009, compared with $1.16 per pound for the year 2008.  Assuming average prices of $1,100 per ounce for gold and $12 per pound for molybdenum, consolidated unit net cash costs (net of by-product credits and excluding Tenke Fungurume) are estimated to average approximately $0.86 per pound for the year 2010.

▪
Operating cash flows totaled $1.5 billion for fourth-quarter 2009 and $4.4 billion, net of $770 million in working capital uses, for the year 2009.  Using estimated sales volumes and assuming average prices of $3.25 per pound for copper, $1,100 per ounce for gold and $12 per pound for molybdenum, operating cash flows for the year 2010 are estimated to approximate $5.3 billion, net of $0.4 billion in working capital requirements.

▪
Capital expenditures totaled $449 million for fourth-quarter 2009, including a $200 million property acquisition adjacent to the Sierrita mine, and $1.6 billion for the year 2009.  FCX currently expects capital expenditures to approximate $1.7 billion for the year 2010, including $0.9 billion for sustaining capital and $0.8 billion for major projects.  A number of studies are under way, which may result in increased capital spending programs.

▪
At December 31, 2009, total debt approximated $6.3 billion and consolidated cash approximated $2.7 billion.  During the year 2009, FCX repaid $1.0 billion in debt, including $277 million in the fourth quarter.  Since December 31, 2009, FCX has made additional open-market debt purchases totaling $75 million.

▪
FCX’s preliminary estimate of consolidated recoverable proven and probable reserves as of December 31, 2009, totaled 104.2 billion pounds of copper, 37.2 million ounces of gold and 2.59 billion pounds of molybdenum.  Net reserve additions of 6.3 billion pounds of copper and 0.16 billion pounds of molybdenum replaced approximately 150 percent of 2009 copper production and 300 percent of 2009 molybdenum production.

PHOENIX, AZ, January 21, 2010 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported fourth-quarter 2009 net income attributable to common stock of $971 million, $2.15 per share, compared with a net loss of $13.9 billion, $36.78 per share, for the fourth quarter of 2008.  After adjusting for special items totaling $14.0 billion, $36.84 per share, fourth-quarter 2008 adjusted net income totaled $23 million, $0.06 per share (see page XXVIII of the supplemental schedules, which are available on FCX's web site, “www.fcx.com,” for a reconciliation of net loss attributable to common stock to adjusted net income).  For the year ended December 31, 2009, FCX reported net income attributable to common stock of $2.5 billion, $5.86 per share, compared with a net loss of $11.3 billion, $29.72 per share, for the year ended December 31, 2008.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our 2009 results reflect exceptional operating performance throughout our operations, successful execution of our production and cost reduction plans and improved market conditions for our products – copper, gold and molybdenum.  We commend our entire team for their extraordinary accomplishments during the year.  We are in a strong position to continue to deliver value to shareholders through our existing asset base and the opportunities provided through our exploration and development activities.  We will continue to use our cash flows to strengthen our balance sheet, invest in growth projects and provide cash returns to our shareholders.”

SUMMARY FINANCIAL AND OPERATING DATA

					Years Ended
	Fourth Quarter				December 31,
	2009		2008		2009		2008
Financial Data (in millions, except per share amounts)
Revenuesa	$4,610		$2,067		$15,040		$17,796
Operating income (loss)	$2,239		$(18,292)		$6,503		$(12,710)
Net income (loss)	$1,312	c,d	$(13,981	)e,f	$3,534	c,d,e	$(10,450	)d,e,f
Net income (loss) attributable to common stockb	$971	c,d	$(13,933	)e,f,g	$2,527	c,d,e	$(11,341	)d,e,f,g
Diluted net income (loss) per share of common stock	$2.15	c,d	$(36.78	)e,f,g	$5.86	c,d,e	$(29.72	)d,e,f,g
Diluted weighted-average common shares outstanding	473	h	379		469	h	382
Operating cash flowsi	$1,547		$201		$4,397		$3,370
Capital expenditures	$449		$779		$1,587		$2,708

FCX Operating Data
Copper (millions of recoverable pounds)
Production	978		1,185		4,103		4,030
Sales, excluding purchased metal	989		1,197		4,111		4,066
Average realized price per pound	$3.20		$1.55		$2.60		$2.69
Site production and delivery unit costs per poundj	$1.25		$1.37		$1.12		$1.51
Unit net cash costs per poundj	$0.62		$1.04		$0.55		$1.16
Gold (thousands of recoverable ounces)
Production	559		466		2,664		1,291
Sales, excluding purchased metal	551		462		2,639		1,314
Average realized price per ounce	$1,115		$818		$993		$861
Molybdenum (millions of recoverable pounds)
Production	12		16		54		73
Sales, excluding purchased metal	16		12		58		71
Average realized price per pound	$13.45		$24.55		$12.36		$30.55

a.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 11).

b.	After noncontrolling interests and preferred dividends.

c.
Includes charges of $54 million ($43 million to net income attributable to common stock or $0.09 per share) in fourth-quarter 2009 and for the year 2009 for a loss contingency related to ongoing litigation.  Includes a favorable adjustment to income tax expense totaling $43 million ($0.09 per share) in fourth-quarter 2009 and for the year 2009 resulting from completion of a review of U.S. deferred income tax accounts performed in connection with implementation of tax provisioning software.

d.
Includes losses on early extinguishment of debt totaling $17 million ($15 million to net income attributable to common stock or $0.03 per share) in fourth-quarter 2009, $48 million ($43 million to net income attributable to common stock or $0.09 per share) for the year 2009 and $6 million ($5 million to net loss attributable to common stock or $0.01 per share) for the year 2008.

e.
Includes charges for lower of cost or market (LCM) inventory adjustments totaling $760 million ($466 million to net loss attributable to common stock or $1.23 per share) in fourth-quarter 2008, $19 million ($15 million to net income attributable to common stock or $0.03 per share) for the year 2009 and $782 million ($479 million to net loss attributable to common stock or $1.26 per share) for the year 2008.  Includes charges for restructuring and other costs associated with FCX’s revised operating plans totaling $23 million ($18 million to net income attributable to common stock or $0.04 per share) for the year 2009 and $111 million ($67 million to net loss attributable to common stock or $0.18 per share) in fourth-quarter 2008 and for the year 2008.

f.
Includes net charges of $16.7 billion ($12.9 billion to net loss attributable to common stock or $34.03 per share) in fourth-quarter 2008 and $16.8 billion ($12.9 billion to net loss attributable to common stock or $33.92 per share) for the year 2008.  These net charges included long-lived asset and goodwill impairments and changes in deferred tax asset valuation, partly offset by reductions to performance-related benefits.

g.
Includes charges of $22 million to net loss attributable to common stock or $0.06 per share in fourth-quarter 2008 and for the year 2008, reflecting privately negotiated transactions to induce conversion of 0.3 million shares of FCX’s 5½% Convertible Perpetual Preferred Stock with a liquidation preference of $268 million into 5.8 million shares of FCX common stock.

h.
As applicable, diluted shares reflect the assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock and 6¾% Mandatory Convertible Preferred Stock.  See footnotes g, h and i on page IV.  Also includes 26.8 million shares of common stock sold in February 2009.

i.	Includes working capital sources (uses) of $(323) million in fourth-quarter 2009, $434 million in fourth-quarter 2008, $(770) million for the year 2009 and $(965) million for the year 2008.

j.
Reflects per pound weighted-average site production and delivery unit costs and unit net cash costs, net of by-product credits and excluding Tenke Fungurume, which is currently in start up.  For reconciliations of unit costs per pound by operating division to production and delivery costs reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

OPERATIONS

Consolidated.  Fourth-quarter 2009 consolidated copper sales of 989 million pounds were higher than the October 2009 estimate of 915 million pounds but lower than fourth-quarter 2008 copper sales of 1.2 billion pounds.  The favorable variance to the October 2009 estimate primarily reflects accelerated mining of a section in the Grasberg open pit previously forecast to be mined in future periods.  The variance to the 2008 period primarily reflects anticipated lower copper ore grades at Grasberg and production curtailments in North America.

Fourth-quarter 2009 consolidated gold sales of 551 thousand ounces were higher than the October 2009 estimate of 425 thousand ounces and the fourth-quarter 2008 gold sales of 462 thousand ounces, reflecting accelerated mining of a section with higher gold ore grades in the Grasberg open pit.

Consolidated molybdenum sales of 16 million pounds in the fourth quarter of 2009 were higher than fourth-quarter 2008 sales of 12 million pounds and the October 2009 estimate of 14 million pounds because of improved molybdenum sales to Asia.

Consolidated unit site production and delivery costs, excluding Tenke Fungurume, averaged $1.25 per pound of copper in the fourth quarter of 2009, nine percent lower than fourth-quarter 2008 unit costs of $1.37 per pound.  Fourth-quarter 2009 unit net cash costs, after by-product credits, of $0.62 per pound were significantly lower than the $1.04 per pound in the year-ago period.  The improved unit net cash cost performance primarily reflects higher gold credits, reduced operating rates at North America copper mines to suspend production of high-cost incremental volumes and achievement of cost savings initiatives and operating efficiencies, partly offset by lower copper volumes at Grasberg.

Assuming average prices of $3.25 per pound for copper, $1,100 per ounce for gold and $12 per pound for molybdenum, current sales estimates and estimates for commodity-based input costs, unit net cash costs, excluding Tenke Fungurume, are expected to average approximately $0.86 per pound for the year 2010.  Because of the impact of projected lower 2010 copper and gold sales volumes from Grasberg and recent increases in commodity-based input costs and foreign currencies, average unit net cash costs for 2010 are expected to be higher than 2009 unit net cash costs.  FCX will incorporate Tenke Fungurume in its consolidated unit net cash cost disclosures upon completion of ramp-up activities, expected during 2010.

North America Copper Mines.  FCX operates six open-pit copper mines in North America (Morenci, Sierrita, Bagdad, Safford and Miami in Arizona and Tyrone in New Mexico).  By-product molybdenum is produced primarily at Sierrita and Bagdad.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.

			Years Ended
	Fourth Quarter		December 31,
North America Copper Mining Operations	2009	2008	2009	2008

Copper (millions of recoverable pounds)
Production	296	379	1,147	1,430
Sales, excluding purchased metal	302	387	1,187	1,434
Average realized price per pound	$3.04	$1.84	$2.38	$3.07

Molybdenum (millions of recoverable pounds)a
Production	5	8	25	30

Unit net cash costs per pound of copper:
Site production and delivery, after adjustments	$1.22	$1.93	$1.25	$1.88
By-product credits, primarily molybdenum	(0.24)	(0.44)	(0.23)	(0.64)
Treatment charges	0.09	0.09	0.09	0.09
Unit net cash costsb	$1.07	$1.58	$1.11	$1.33

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Consolidated copper sales in North America totaled 302 million pounds in the fourth quarter of 2009, 22 percent lower than fourth-quarter 2008 sales.  FCX continues to operate at reduced rates at certain of its North America copper mines in response to reduced demand for copper in the western world.

For the year 2010, FCX expects sales from North America copper mines to approximate 1.0 billion pounds of copper, compared with 1.2 billion pounds of copper for 2009 reflecting impacts of reduced 2009 mining activities on 2010 leaching operations.  By-product molybdenum production is expected to approximate 30 million pounds in 2010, compared with 25 million pounds in 2009.

North America unit site production and delivery costs were lower in the 2009 periods (decreases of 37 percent for the fourth quarter of 2009 and 34 percent for the year 2009), compared with the 2008 periods primarily because of cost reduction and efficiency efforts, including the impact of lower operating rates and reduced input costs, primarily for energy.  The year 2009 decrease was partly offset by changes in inventory, reflecting the impact of historical higher cost production on inventory carrying values.  Molybdenum by-product credits were significantly lower in the 2009 periods, compared with the 2008 periods primarily because of lower molybdenum prices and lower sales volumes.

Based on current operating plans and assuming achievement of current sales estimates, an average molybdenum price of $12 per pound for 2010 and estimates for commodity-based input costs, FCX estimates that average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.23 per pound of copper for the year 2010.  Unit net cash costs for

2010 would change by approximately $0.02 per pound for each $1 per pound change in the average price of molybdenum for 2010.  Unit net cash costs for the year 2010 are expected to be slightly higher than unit net cash costs of $1.11 per pound of copper for the year 2009 primarily because of higher input costs and lower volumes, partly offset by higher molybdenum credits.

Development Activities.  In the fourth quarter of 2009, FCX initiated plans to restart copper production at the Miami mine in Arizona, which will improve efficiencies of ongoing reclamation projects associated with historical mining operations at the site.  During the approximate five-year mine life, FCX expects to ramp up production to approximately 100 million pounds of copper per year by the second half of 2011.  FCX is investing $40 million in this project, which will benefit from the use of existing mining equipment.  This project was deferred in late 2008 in response to market conditions.  In addition, FCX is initiating activities to restart the Morenci mill to process available sulfide material currently being mined.  The mill was shut down in February 2009 in response to market conditions.  Mill throughput is initially expected to approximate 30,000 metric tons of ore per day, which is approximately 60 percent of total mill capacity; and copper concentrate production is expected to begin in the second quarter of 2010.  Mining operations at Morenci remain at reduced rates and the timing of increasing mining rates will continue to be assessed as market conditions warrant.  Operating plans at the other North American sites continue to be reviewed and adjustments will be made in response to changes in market conditions.

During the fourth quarter of 2009, FCX purchased property adjacent to its Sierrita operations from Twin Buttes Properties, Inc. for $200 million.  The property includes the Twin Buttes copper mine, which ceased operations in 1994, and contains mineralized material of approximately 0.7 billion metric tons with average grades of 0.43 percent for copper and 0.024 percent for molybdenum.  The purchase provides significant synergies in the Sierrita district, including the potential for expanded mining activities and access to material that can be used for Sierrita tailings and stockpile reclamation purposes.  FCX plans to conduct studies to incorporate the Twin Buttes resources in future plans to determine the optimum development plans for the district.

South America Copper Mines.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine currently producing both electrowon copper cathodes and copper concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  All operations in South America are consolidated in FCX’s financial statements.
			Years Ended
	Fourth Quarter		December 31,
South America Copper Mining Operations	2009	2008	2009	2008

Copper (millions of recoverable pounds)
Production	344	390	1,390	1,506
Sales	354	399	1,394	1,521
Average realized price per pound	$3.27	$1.44	$2.70	$2.57

Gold (thousands of recoverable ounces)
Production	23	31	92	114
Sales	22	33	90	116
Average realized price per ounce	$1,089	$812	$982	$853

Molybdenum (millions of recoverable pounds)a
Production	1	1	2	3

Unit net cash costs per pound of copper:
Site production and delivery, after adjustments	$1.20	$1.05	$1.08	$1.13
By-product credits, primarily gold	(0.13)	(0.10)	(0.11)	(0.13)
Treatment charges	0.15	0.07	0.15	0.14
Unit net cash costsb	$1.22	$1.02	$1.12	$1.14

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Consolidated copper sales in South America totaled 354 million pounds in the fourth quarter of 2009, 11 percent lower than fourth-quarter 2008 sales, primarily reflecting lower ore grades at Candelaria and downtime for mill maintenance at Cerro Verde.

For the year 2010, FCX expects South America sales of 1.3 billion pounds of copper and 100 thousand ounces of gold, compared with 1.4 billion pounds of copper and 90 thousand ounces of gold for 2009.  Projected sales volumes for 2010 are lower than 2009 primarily because of the impact of anticipated lower ore grades at El Abra.

South America unit site production and delivery costs were higher in the fourth quarter of 2009, compared with the fourth quarter of 2008 primarily because of lower sales volumes.  South America unit site production and delivery costs were slightly lower in the year 2009, compared with the year 2008 primarily because of lower input costs, primarily for energy.  Treatment charges were higher in the fourth quarter of 2009, compared with the fourth quarter of 2008 primarily because of the impact of declining copper prices in the fourth quarter of 2008.

Assuming achievement of current sales estimates and estimates for commodity-based input costs, FCX estimates that average unit net cash costs, including gold credits, for its South America copper mines would approximate $1.20 per pound of copper for the year 2010.  Unit net cash costs for the year 2010 are expected to be higher than unit net cash costs of $1.12 per pound of copper for the year 2009 primarily because of lower volumes and the impact of foreign currency exchange rates, partly offset by lower sulphuric acid costs.

Development Activities.  FCX has resumed construction activities associated with the development of the sulfide ore deposit at El Abra.  The project, which was deferred as a result of market conditions at the end of 2008, involves the development of a large sulfide deposit that will extend the mine life by over ten years.  Production from the sulfide ore, which will be ramping up to approximately 300 million pounds of copper per year, is expected to begin in 2012 and will replace the current oxide copper production that is expected to decline over the next several years.  The project will use a portion of the existing facilities to process the additional sulfide ore.  The capital investment for this project is expected to total $700 million through 2015, including $500 million for the initial phase of the project that is expected to be completed in 2012.  Capital cost estimates have been updated to incorporate recent foreign currency exchange rates and other cost increases.

FCX has also commenced a project to optimize throughput at the existing Cerro Verde concentrator operations.  The project, which is expected to be completed by the end of 2010, is expected to increase mill throughput from 108,000 metric tons of ore per day to 120,000 metric tons per day, resulting in incremental annual production of approximately 30 million pounds of copper.  The capital investment for this project is expected to total approximately $50 million.  FCX continues to assess the potential for a major expansion at Cerro Verde.

Indonesia Mining.  Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.
			Years Ended
	Fourth Quarter		December 31,
Indonesia Mining Operations	2009	2008	2009	2008

Copper (millions of recoverable pounds)
Production	274	416	1,412	1,094
Sales	269	411	1,400	1,111
Average realized price per pound	$3.31	$1.39	$2.65	$2.36

			Years Ended
	Fourth Quarter		December 31,
Indonesia Mining Operations	2009	2008	2009	2008

Gold (thousands of recoverable ounces)
Production	535	432	2,568	1,163
Sales	528	425	2,543	1,182
Average realized price per ounce	$1,116	$819	$994	$861

Unit net cash (credits) costs per pound of
copper:
Site production and delivery, after adjustments	$1.36	$1.16	$1.05	$1.59
Gold and silver credits	(2.39)	(0.85)	(1.86)	(0.97)
Treatment charges	0.24	0.18	0.22	0.24
Royalties	0.12	0.06	0.10	0.10
Unit net cash (credits) costsa	$(0.67)	$0.55	$(0.49)	$0.96

a.
For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Indonesia reported lower copper sales and higher gold sales in the fourth quarter of 2009, compared to the fourth quarter of 2008 as a result of mining of a section with anticipated lower copper ore grades and higher gold ore grades in the Grasberg open pit.  Fourth-quarter 2009 gold sales were also higher, compared to the October 2009 estimate because of the accelerated mining of a section with high gold ore grades previously scheduled to be mined in future periods.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in fluctuations in quarterly and annual sales of copper and gold.

FCX expects Indonesia sales of 1.2 billion pounds of copper and 1.7 million ounces of gold for the year 2010, compared with 1.4 billion pounds of copper and 2.5 million ounces of gold for 2009 as PT-FI is transitioning to a lower grade section of the Grasberg open pit in 2010.  Anticipated changes in ore grades throughout the year are expected to result in variability in quarterly volumes.  Approximately 60 percent of PT-FI’s copper and gold production is expected in the second half of 2010.

PT-FI’s unit net cash (credits) costs, including gold and silver credits, averaged a net credit of $0.67 per pound of copper for the fourth quarter of 2009, compared with a net cost of $0.55 per pound for the fourth quarter of 2008, and averaged a net credit of $0.49 per pound of copper for the year 2009, compared with a net cost of $0.96 per pound for the year 2008.  The lower unit net cash costs in the 2009 periods primarily reflected higher gold volumes and prices.  Fourth-quarter 2009 unit site production and delivery costs of $1.36 per pound of copper were higher, compared to $1.16 per pound for the fourth quarter of 2008 primarily because of lower copper volumes for the fourth quarter of 2009.  The lower unit site production and delivery costs for the year 2009 compared to the year 2008 reflected significantly higher copper volumes and lower commodity-based input costs for the year 2009.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.

Assuming achievement of current 2010 sales estimates, average gold prices of $1,100 per ounce for the year 2010 and current estimates for energy costs, currency exchange rates and other cost factors, FCX expects PT-FI’s average unit net cash costs per pound to approximate a net cost of $0.21 per pound for the year 2010.  Unit net cash costs for the year 2010 are expected to be higher than unit net cash costs for the year 2009 primarily because of lower projected sales volumes and higher commodity-based input costs.  Unit net cash costs for 2010 would change by approximately $0.07 per pound for each $50 per ounce change in the average price of gold for 2010.  Quarterly unit net cash costs will vary significantly with variations in quarterly metal sales volumes.

Africa Mining.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo (DRC) and is the operator of the project.  Construction activities on the $2.0 billion initial project are complete.  Production of copper cathode commenced in March 2009 and achieved targeted rates in September 2009.  During the fourth quarter of 2009, copper production and sales totaled 64 million pounds.  The cobalt plant and sulphuric acid plant were commissioned in the third quarter of 2009.  Tenke Fungurume continues to address start-up and quality issues in the cobalt circuit and expects to reach sustained target rates during 2010.  The current operations are designed to produce 250 million pounds of copper and 18 million pounds of cobalt per year.  The following table presents Tenke Fungurume’s operating results for the quarter and year ended December 31, 2009:

	Fourth
Africa Mining Operations	Quarter	Year

Copper (millions of recoverable pounds)
Production	64	154
Sales	64	130
Average realized price per pound	$3.12	$2.85

The high grades of copper and cobalt in the ore at Tenke Fungurume are expected to result in an attractive cost structure once the full operation reaches design capacity.  Upon reaching design capacity in the copper and cobalt circuits and assuming average cobalt prices of $10 per pound, average unit net cash costs are targeted to be $0.50 per pound of copper.  Each $2 per pound change in average prices of cobalt would impact unit net cash costs by approximately $0.12 per pound of copper.  Costs in the initial operations will be higher as start-up issues are addressed.  FCX will incorporate Tenke Fungurume in its unit net cash cost disclosures upon completion of ramp-up activities, expected during 2010.

The initial Tenke Fungurume project was designed and constructed in a world-class fashion, using modern technology and following international standards for environmental management, occupational safety and social responsibility.  The facilities include impermeable lined tailing storage and waste-water treatment ponds, the first of their kind in the region.  FCX has made significant investments in infrastructure in the region that will have lasting benefits to the country, including upgrading a national road and the regional power generation and transmission systems.  FCX’s social and community development programs include development of local micro-enterprise businesses, agricultural capacity-building initiatives, malaria abatement programs, additional potable water wells, new medical facilities and several new schools.  The project will continue to provide important benefits to the Congolese through employment and the provision of local services and to the DRC government through substantial tax, royalty and dividend payments.

FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of the highly prospective district at Tenke Fungurume and expects its ore reserves to increase significantly over time.  These analyses are being incorporated in future plans to evaluate opportunities for expansion.  In its preliminary recoverable proven and probable reserve estimates for 2009, FCX was successful in adding 2.6 billion pounds of copper reserves and 0.08 billion pounds of cobalt reserves.  Preliminary recoverable proven and probable reserves at December 31, 2009, approximate 135 million metric tons with average grades of 3.13 percent for copper and 0.33 percent for cobalt, which equates to recoverable reserves of 8.4 billion pounds of copper and 0.78 billion pounds of cobalt.

FCX expects Tenke Fungurume sales of 240 million pounds of copper and over 20 million pounds of cobalt for the year 2010, compared with 130 million pounds of copper and 3 million pounds of cobalt for 2009.  FCX commenced a feasibility study in the fourth quarter of 2009 to evaluate a second phase of the project, which would include optimizing the current plant and potentially increasing capacity by approximately 50 percent.  The feasibility study is expected to be completed by mid-year 2010.

FCX is continuing to work cooperatively with the DRC government to resolve the ongoing contract review.  FCX believes its contract is fair and equitable, complies with Congolese law and is enforceable without modification.  The review process has not affected the development schedule or current operations.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at its wholly owned Henderson underground mine in Colorado and sells by-product molybdenum primarily from its North America copper mines.

			Years Ended
	Fourth Quarter		December 31,
Molybdenum Mining Operations	2009	2008	2009	2008

Molybdenum (millions of recoverable pounds)
Productiona	6	7	27	40
Sales, excluding purchased metalb	16	12	58	71
Average realized price per pound	$13.45	$24.55	$12.36	$30.55

Unit net cash costs per pound of molybdenumc	$5.76	$6.95	$5.44	$5.36

a.	Amounts reflect production at the Henderson molybdenum mine.

b.	Includes sales of molybdenum produced as a by-product at the North and South America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

In the fourth quarter of 2009, consolidated molybdenum sales from the Henderson mine and by-product mines totaled 16 million pounds, 33 percent higher than fourth-quarter 2008 sales.  Molybdenum markets were significantly affected beginning in the fourth quarter of 2008 by the downturn in global economic conditions, requiring FCX to operate its Henderson mine at reduced rates.  Conditions improved somewhat during 2009 and Henderson is currently operating at 80 percent capacity, compared with 60 percent capacity during most of 2009.  In September 2009, FCX restarted the molybdenum circuit at the Cerro Verde mine, which produced two million pounds of molybdenum in 2009 and three million pounds in 2008.  FCX will continue to review and adjust its operating plans to reflect market conditions.  FCX will also continue to monitor market conditions to determine the timing for restarting construction of the Climax molybdenum project, which was suspended in October 2008 in response to market conditions.  The Climax mine would have an annual capacity of 30 million pounds with expansion options.  Once a decision is made to resume construction activities, the project could be completed within 18 months.  The estimated remaining costs for the $550 million project approximate $350 million.

For the year 2010, FCX expects molybdenum sales from its mines to approximate 60 million pounds, compared with 58 million pounds in 2009.  The weekly average Metals Week Molybdenum Dealer Oxide price as of January 20, 2010, was $15 per pound.

Unit net cash costs at the Henderson primary molybdenum mine were lower in the fourth quarter of 2009, compared with the fourth quarter of 2008 primarily because of cost reduction efforts, partly offset by lower volumes.  Unit net cash costs were slightly higher in the year 2009, compared with 2008 primarily because of lower volumes.  Assuming achievement of current 2010 sales estimates, FCX estimates 2010 average unit net cash costs for its Henderson mine will approximate $5.50 per pound of molybdenum.

PROVEN AND PROBABLE RESERVES

FCX’s estimated consolidated recoverable proven and probable reserves include 104.2 billion pounds of copper, 37.2 million ounces of gold, 2.59 billion pounds of molybdenum, 270.4 million ounces of silver and 0.78 billion pounds of cobalt.  Estimated recoverable reserves at December 31, 2009, were determined using long-term average prices of $1.60 per pound for copper, $550 per ounce for gold and $8.00 per pound for molybdenum.

	Preliminary Recoverable Proven and Probable Reservesa
	at December 31, 2009
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
North America	27.7	0.2	2.07
South America	34.0	1.5	0.52
Indonesia	34.1	35.5	-
Africa	8.4	-	-
Consolidated Basisb	104.2	37.2	2.59

Net Equity Interestc	83.0	33.6	2.35

a.
Recoverable proven and probable reserves are estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable.  Recoverable reserves are that part of a mineral deposit, which FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

b.
Consolidated basis represents estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg mining complex in Indonesia.  Excluded from the table above are FCX’s estimated recoverable proven and probable reserves for cobalt and silver totaling 0.78 billion pounds of cobalt at Tenke Fungurume and 270.4 million ounces of silver at December 31, 2009.

c.
Net equity interest represents estimated consolidated basis metal quantities further reduced for noncontrolling interests.  Excluded from the table above are FCX’s estimated recoverable proven and probable reserves for cobalt and silver totaling 0.45 billion pounds of cobalt at Tenke Fungurume and 224.1 million ounces of silver at December 31, 2009.

	Consolidated Reserves Rollforward
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
Reserves at December 31, 2008	102.0	40.0	2.48
Net additions/revisions	6.3	(0.1)	0.16
Production	(4.1)	(2.7)	(0.05)
Reserves at December 31, 2009	104.2	37.2	2.59

Net additions to recoverable copper reserves totaled approximately 6.3 billion pounds, including additions of 1.6 billion pounds at the North America mines, 3.0 billion pounds at the Cerro Verde mine in South America and 2.6 billion pounds at Tenke Fungurume.  In addition to the exploration activities in 2009, the additions reflect analysis of the exploratory data gained through core drilling undertaken in 2007 and 2008.  The increases in reserves replaced approximately 150 percent of FCX’s 2009 copper production and 300 percent of FCX’s 2009 molybdenum production.

EXPLORATION ACTIVITIES

FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support additional future production capacity in the large mineral districts where it currently operates.  Significantly expanded drilling activities during 2007 and 2008 were successful in providing significant reserve additions and in identifying potential additional ore adjacent to existing ore bodies.  Results indicate opportunities for significant future potential reserve additions at Morenci, Sierrita and Bagdad in North America; Cerro Verde in South America and in the Tenke Fungurume district.

Exploration spending in 2010 is estimated to approximate $100 million, compared with $72 million in 2009.  Exploration activities will continue to focus on the potential in FCX’s existing mineral districts.  FCX continues to analyze exploratory data gained through the core drilling previously undertaken in addition to conducting new activities.

PROVISIONAL PRICING AND OTHER

For the year 2009, approximately 54 percent of FCX’s mined copper was sold in concentrate, 25 percent as cathode and 21 percent as rod (principally from North America operations).  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate and cathode sales are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period (generally one to four months from the shipment date) primarily based on quoted London Metal Exchange (LME) prices.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.

At September 30, 2009, 398 million pounds of copper sales at FCX’s copper mining operations (net of intercompany sales and noncontrolling interests) were provisionally priced at an average of $2.79 per pound.  Higher average copper prices during the fourth quarter of 2009 resulted in favorable adjustments to the September 30, 2009, provisionally priced copper sales increasing fourth-quarter 2009 consolidated revenues by $140 million ($63 million to net income attributable to common stock or $0.13 per share), whereas declining copper prices during the fourth quarter of 2008 resulted in unfavorable adjustments to the September 30, 2008, provisionally priced copper sales and decreased consolidated revenues by $745 million ($343 million to net loss attributable to common stock or $0.91 per share) in the fourth quarter of 2008.  Adjustments to prior year provisionally priced copper sales for the year 2009 resulted in an increase to consolidated revenues of $132 million ($61 million to net income attributable to common stock or $0.13 per share), compared with an increase of $268 million ($114 million to net loss attributable to common stock or $0.30 per share) for the year 2008.

LME copper prices averaged $3.01 per pound during the fourth quarter of 2009, compared with FCX’s recorded average price of $3.20 per pound.  Approximately 55 percent of FCX’s consolidated copper sales during the fourth quarter were provisionally priced at the time of shipment and are subject to final pricing in 2010.  At December 31, 2009, FCX had copper sales of 391 million pounds of copper at its copper mining operations (net of intercompany sales and noncontrolling interests) priced at an average of $3.34 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price from the December 31, 2009, price for provisionally priced sales would have an approximate $13 million effect on FCX’s 2010 net income attributable to common stock.  The LME closing settlement price for copper on January 20, 2010, was $3.38 per pound.

FCX defers recognizing profits on PT-FI’s and its South America sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until final sales to third parties occur.  Changes in these net deferrals resulted in an addition to FCX’s net income attributable to common stock totaling $15 million, $0.03 per share, in the fourth quarter of 2009 and a reduction of $109 million, $0.23 per share, for the year 2009.  For the 2008 periods, changes in these net deferrals resulted in reductions to FCX’s net loss attributable to common stock of $31 million, $0.08 per share, in the fourth quarter of 2008 and $65 million, $0.17 per share, for the year 2008.  At December 31, 2009, FCX’s net deferred profits on PT-FI and South America concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income attributable to common stock totaled $137 million.

CASH FLOWS, CASH, DEBT and EQUITY

Operating cash flows totaled $1.5 billion for the fourth quarter of 2009 and $4.4 billion, including $770 million in working capital uses, for the year 2009.  Capital expenditures totaled $449 million for the fourth quarter of 2009, including the $200 million property acquisition adjacent to the Sierrita mine, and $1.6 billion for the year 2009.  Capital expenditures for major projects in 2009 totaled $1.0 billion, which primarily included Tenke Fungurume, underground development activities at Grasberg and the above property acquisition.

At December 31, 2009, FCX had consolidated cash of $2.7 billion.  Net of noncontrolling interests’ share, taxes and other costs, cash available to parent company is $2.2 billion as shown below (in millions):

	December 31,
	2009
Cash at domestic companies	$1,522	a
Cash at international operations	1,134
Total consolidated cash	2,656
Less: Noncontrolling interests’ share	(300)
Cash, net of noncontrolling interests’ share	2,356
Withholding taxes and other	(171)
Net cash available to parent company	$2,185

a.  Includes cash at FCX’s parent and North America mining operations.

At December 31, 2009, FCX had $6.3 billion in debt.  FCX had no borrowings and $39 million of letters of credit issued under its revolving credit facilities, resulting in total availability of approximately $1.5 billion at December 31, 2009.

During the year 2009, FCX repaid approximately $1.0 billion of debt, including $150 million of its revolving credit facility and $727 million of its senior debt through redemption and open-market purchases at a cost of $768 million for the senior debt transactions.  Fourth-quarter 2009 debt repayments included $196 million of senior notes through open-market purchases at a cost of $210 million.  Annual interest cost savings associated with the year 2009 senior note transactions approximate $56 million.  Losses on early extinguishments of debt totaled $17 million ($15 million to net income attributable to common stock or $0.03 per share) in the fourth quarter of 2009 and $48 million ($43 million to net income attributable to common stock or $0.09 per share) for the year 2009.  From January 1 through January 20, 2010, FCX repaid $75 million of its 8.25% Senior Notes due 2015 through open-market purchases at a cost of $82 million.  FCX will consider additional opportunities to prepay debt in advance of scheduled maturities.

FCX’s debt maturities through 2012 are indicated in the table below (in millions).

2010	16
2011	93
2012	14
Total 2010 - 2012	$123

At December 31, 2009, FCX had 430 million common shares outstanding.  Assuming conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which automatically converts on May 1, 2010, FCX would have between approximately 469 million and 477 million common shares outstanding (depending on the applicable market price of FCX’s common stock).

OUTLOOK

Projected sales volumes for 2010 approximate 3.8 billion pounds of copper, 1.8 million ounces of gold and 60 million pounds of molybdenum, including 890 million pounds of copper, 490 thousand ounces of gold and 15 million pounds of molybdenum in the first quarter of 2010.  The sequencing in mining areas with varying ore grades, primarily at Grasberg, causes fluctuations in the timing of ore production, and is expected to result in fluctuations in quarterly sales of copper and gold in 2010.  The achievement of FCX’s sales estimates will be dependent on the achievement of targeted mining rates, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for 2010 and assuming average prices of $3.25 per pound of copper, $1,100 per ounce of gold and $12 per pound of molybdenum for the year 2010, FCX’s consolidated operating cash flows, net of an estimated $0.4 billion of working capital requirements, are estimated to approximate $5.3 billion in 2010.  The impact of price changes on FCX’s operating cash flows in 2010 would approximate $260 million for each $0.10 per pound change for copper, $50 million for each $50 per ounce change for gold and $45 million for each $1 per pound change for molybdenum.

FCX’s capital expenditures are currently estimated to approximate $1.7 billion for 2010.  Capital expenditures for major projects in 2010 are expected to approximate $0.8 billion, which primarily includes underground development activities at Grasberg and the sulfide ore project at El Abra.  Capital spending plans will continue to be reviewed and adjusted in response to changes in market conditions and other factors.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder value through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.  FCX is committed to maintaining a strong balance sheet.

In October 2009, FCX’s Board of Directors reinstated an annual cash dividend on its common stock of $0.60 per share.  The Board declared a quarterly dividend of $0.15 per share on December 30, 2009, with the dividend payable on February 1, 2010.  The Board will continue to review FCX’s financial policy on an ongoing basis.
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FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the DRC.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold, molybdenum and cobalt price changes, reserve estimates, potential prepayments of debt and future dividend payments.  The declaration and payment of dividends is at the discretion of FCX’s Board of Directors and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  This press release also includes forward-looking statements regarding mineralized material not included in reserves.  The mineralized material described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility.  Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from results anticipated by forward-looking statements include mine sequencing, production rates, industry risks, commodity prices, political risks, the potential effects of violence in Indonesia, potential outcomes of the contract review process in the Democratic Republic of Congo, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (SEC) as updated by our subsequent filings with the SEC.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

A copy of this release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about fourth-quarter 2009 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, February 19, 2010.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended December 31,
COPPER (millions of recoverable pounds)	Production				Sales
	2009		2008		2009		2008
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	105	a	162	a	110	a	168	a
Bagdad (100%)	56		62		59		62
Safford (100%)	53		44		51		41
Sierrita (100%)	45		52		45		52
Tyrone (100%)	22		24		22		22
Chino (100%)	9		28		10		35
Miami (100%)	4		5		4		6
Other (100%)	2		2		1		1
Total North America	296		379		302		387

South America
Cerro Verde (53.56%)	165		175		169		179
Candelaria/Ojos del Salado (80%)	88		121		91		129
El Abra (51%)	91		94		94		91
Total South America	344		390		354		399

Indonesia
Grasberg (90.64%)	274	b	416	b	269	b	411	b

Africa
Tenke Fungurume (57.75%)	64		-		64		-

Consolidated	978		1,185		989		1,197

Less noncontrolling interests	191		190		196		192
Net	787		995		793		1,005

Consolidated sales from mines					989		1,197
Purchased copper					28		60
Total consolidated sales					1,017		1,257

Average realized price per pound					$3.20		$1.55

GOLD (thousands of recoverable ounces)

MINED GOLD (FCX’s net interest in %)
North America (100%)	1		3		1		4
South America (80%)	23		31		22		33
Indonesia (90.64%)	535	b	432	b	528	b	425	b
Consolidated	559		466		551		462

Less noncontrolling interests	54		47		53		47
Net	505		419		498		415

Consolidated sales from mines					551		462
Purchased gold					1		1
Total consolidated sales					552		463

Average realized price per ounce					$1,115		$818

MOLYBDENUM (millions of recoverable pounds)

MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	6		7		N/A		N/A
By-product – North America (100%)	5	a	8	a	N/A		N/A
By-product – Cerro Verde (53.56%)	1		1		N/A		N/A
Consolidated	12		16		16		12

Less noncontrolling interests	-	c	-	c	-	c	-	c
Net	12		16		16		12

Consolidated sales from mines					16		12
Purchased molybdenum					2		2
Total consolidated sales					18		14

Average realized price per pound					$13.45		$24.55

a. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
b. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Amount rounds to less than 1 million.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Years Ended December 31,
COPPER (millions of recoverable pounds)	Production				Sales
	2009		2008		2009		2008
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	428	a	626	a	459	a	646	a
Bagdad (100%)	225		227		225		226
Safford (100%)	184		133		176		107
Sierrita (100%)	170		188		172		184
Tyrone (100%)	86		76		85		71
Chino (100%)	36		155		52		174
Miami (100%)	16		19		16		20
Other (100%)	2		6		2		6
Total North America	1,147		1,430		1,187		1,434

South America
Cerro Verde (53.56%)	662		694		667		701
Candelaria/Ojos del Salado (80%)	370		446		366		455
El Abra (51%)	358		366		361		365
Total South America	1,390		1,506		1,394		1,521

Indonesia
Grasberg (90.64%)	1,412	b	1,094	b	1,400	b	1,111	b

Africa
Tenke Fungurume (57.75%)	154	c	-		130	c	-

Consolidated	4,103		4,030		4,111		4,066

Less noncontrolling interests	754		693		746		699
Net	3,349		3,337		3,365		3,367

Consolidated sales from mines					4,111		4,066
Purchased copper					166		483
Total consolidated sales					4,277		4,549

Average realized price per pound					$2.60		$2.69

GOLD (thousands of recoverable ounces)

MINED GOLD (FCX’s net interest in %)
North America (100%)	4		14		6		16
South America (80%)	92		114		90		116
Indonesia (90.64%)	2,568	b	1,163	b	2,543	b	1,182	b
Consolidated	2,664		1,291		2,639		1,314

Less noncontrolling interests	258		132		256		134
Net	2,406		1,159		2,383		1,180

Consolidated sales from mines					2,639		1,314
Purchased gold					1		2
Total consolidated sales					2,640		1,316

Average realized price per ounce					$993		$861

MOLYBDENUM (millions of recoverable pounds)

MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	27		40		N/A		N/A
By-product – North America (100%)	25	a	30	a	N/A		N/A
By-product – Cerro Verde (53.56%)	2		3		N/A		N/A
Consolidated	54		73		58		71

Less noncontrolling interests	1		1		1		1
Net	53		72		57		70

Consolidated sales from mines					58		71
Purchased molybdenum					6		8
Total consolidated sales					64		79

Average realized price per pound					$12.36		$30.55

a. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
b. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Represents year-to-date results of 2009 mining operations since March 2009.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009		2008
100% North America Copper Mines Operating Data
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	616,700	1,080,000	589,400		1,095,200
Average copper ore grade (percent)	0.27	0.24	0.29		0.22
Copper production (millions of recoverable pounds)	220	260	859		943

Mill Operations
Ore milled (metric tons per day)	162,200	248,700	169,900		249,600
Average ore grades (percent):
Copper	0.34	0.40	0.33		0.40
Molybdenum	0.02	0.02	0.02		0.02
Copper recovery rate (percent)	86.8	82.6	86.0		82.9
Production (millions of recoverable pounds):
Copper	94	149	364		599
Molybdenum (by-product)	5	8	25		30

100% South America Copper Mines Operating Data
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	270,500	280,000	258,200		279,700
Average copper ore grade (percent)	0.44	0.48	0.45		0.45
Copper production (millions of recoverable pounds)	145	142	565		560

Mill Operations
Ore milled (metric tons per day)	182,200	188,000	181,300		181,400
Average ore grades (percent):
Copper	0.64	0.76	0.66		0.75
Molybdenum	0.02	0.02	0.02		0.02
Copper recovery rate (percent)	87.3	88.9	88.9		89.2
Production (millions of recoverable pounds):
Copper	199	248	825		946
Molybdenum	1	1	2		3

100% Indonesia Mining Operating Data
Ore milled (metric tons per day)	236,800	215,100	238,300		192,900
Average ore grades:
Copper (percent)	0.82	1.01	0.98		0.83
Gold (grams per metric ton)	1.23	0.85	1.30		0.66
Recovery rates (percent):
Copper	90.6	90.8	90.6		90.1
Gold	84.2	82.2	83.7		79.9
Production (recoverable):
Copper (millions of pounds)	343	384	1,641		1,109
Gold (thousands of ounces)	717	432	2,984		1,163

100% Africa Mining Operating Data
Ore milled (metric tons per day)	7,800	-	7,300	a	-
Average copper ore grade (percent)	4.17	-	3.69	a	-
Copper recovery rate (percent)	94.7	-	92.1	a	-
Copper production (millions of recoverable pounds)	64	-	154	a	-

100% Primary Molybdenum Operating Data
Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	14,900	16,900	14,900		24,100
Average molybdenum ore grade (percent)	0.24	0.25	0.25		0.23
Molybdenum production (millions of recoverable pounds)	6	7	27		40

a.	Represents year-to-date results of 2009 mining operations since March 2009.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2009		2008		2009		2008
	(In Millions, Except Per Share Amounts)
Revenues	$4,610	a	$2,067	a	$15,040	a	$17,796	a
Cost of sales:
Production and delivery	1,930		2,126		7,016		10,416
Depreciation, depletion and amortization	274		460		1,014		1,782
Lower of cost or market inventory adjustments	-		760	b	19	b	782	b
Total cost of sales	2,204		3,346		8,049		12,980
Selling, general and administrative expenses	96		(31	)c	321		269	c
Exploration and research expenses	17		83		90		292
Goodwill impairment	-		5,987		-		5,987
Long-lived asset impairments and other charges	54	d	10,974		77	d	10,978
Total costs and expenses	2,371		20,359		8,537		30,506
Operating income (loss)	2,239		(18,292)		6,503		(12,710)
Interest expense, net	(135)		(140)		(586)		(584)
Losses on early extinguishment of debt	(17)		-		(48)		(6)
Other expense, net	(29)		(19)		(53)		(9)
Income (loss) before income taxes and equity in
affiliated companies’ net earnings	2,058		(18,451)		5,816		(13,309)
(Provision for) benefit from income taxes	(750	)e	4,471		(2,307	)e	2,844
Equity in affiliated companies’ net earnings (losses)	4		(1)		25		15
Net income (loss)	1,312		(13,981)		3,534		(10,450)
Net (income) loss attributable to noncontrolling interests	(293)		131		(785)		(617)
Preferred dividends and losses on induced conversions	(48)		(83	)f	(222)		(274	)f
Net income (loss) attributable to FCX common stockholders	$971		$(13,933)		$2,527		$(11,341)
Net income (loss) per share attributable to
FCX common stockholders:
Basic	$2.26		$(36.78)		$6.10		$(29.72)
Diluted	$2.15	g	$(36.78)		$5.86	h	$(29.72)

Weighted-average common shares outstanding:
Basic	430	i	379		414	i	382
Diluted	473	g, i	379		469	h, i	382

Dividends declared per share of common stock	$0.15		$-		$0.15		$1.375

a.
Includes positive (negative) adjustments to provisionally priced copper sales recognized in prior periods totaling $140 million in fourth-quarter 2009, $(745) million in fourth-quarter 2008, $132 million in the year 2009 and $268 million in the year 2008.

b.	Relates to molybdenum inventories for the year 2009 and copper and molybdenum inventories for the 2008 periods.
c.
Includes adjustments to compensation expense attributable to 2008 financial results resulting in a reduction of general and administrative expenses totaling $105 million in fourth-quarter 2008 and $67 million in the year 2008.

d.	Includes charges of $54 million in the 2009 periods for a loss contingency related to ongoing litigation.
e.
Includes a favorable adjustment totaling $43 million in the 2009 periods resulting from completion of a review of U.S. deferred income tax accounts performed in connection with implementation of tax provisioning software.

f.
Includes charges of $22 million for privately negotiated transactions to induce conversion of 0.3 million shares of FCX’s 5½% Convertible Perpetual Preferred Stock with a liquidation preference of $268 million into 5.8 million shares of FCX common stock. To induce conversion of these shares, FCX issued an additional 1.0 million shares of common stock.

g.
Reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, resulting in the exclusion of preferred dividends totaling $48 million and the inclusion of 39 million common shares in fourth-quarter 2009.

h.
Reflects assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock and 6¾% Mandatory Convertible Preferred Stock, resulting in the exclusion of preferred dividends totaling $222 million and the inclusion of 52 million common shares in the year 2009.

i.
In September 2009, FCX called for redemption its outstanding shares of 5½% Convertible Perpetual Preferred Stock.  Of the 831,554 shares outstanding at the time of the call, 830,529 shares converted into 17.9 million shares of FCX common stock and the remaining 1,025 shares were redeemed for approximately $1 million cash.  In addition, the 2009 periods include 26.8 million shares of common stock sold in February 2009.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2009		2008
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,656		$872
Trade accounts receivable	1,517		374
Income tax receivables	139		611
Other accounts receivable	147		227
Inventories:
Product	1,110		1,028
Materials and supplies, net	1,093		1,124
Mill and leach stockpiles	667		611
Other current assets	104		386
Total current assets	7,433		5,233
Property, plant, equipment and development costs, net	16,195		16,002
Long-term mill and leach stockpiles	1,321		1,145
Intangible assets, net	347		364
Other assets	575		609
Total assets	$25,871		$23,353

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,181		$2,722
Accrued income taxes	474		163
Current portion of reclamation and environmental liabilities	214		162
Dividends payable	99		44
Current portion of long-term debt and short-term borrowings	16		67
Total current liabilities	2,984		3,158
Long-term debt, less current portion:
Senior notes	6,153	a	6,884
Project financing, equipment loans and other	177		250
Revolving credit facility	-		150
Total long-term debt, less current portion	6,330		7,284
Deferred income taxes	2,382		2,339
Reclamation and environmental liabilities, less current portion	1,981		1,951
Other liabilities	1,422		1,520
Total liabilities	15,099		16,252
Equity:
FCX stockholders’ equity:
5½% Convertible Perpetual Preferred Stock	-		832
6¾% Mandatory Convertible Preferred Stock	2,875	b	2,875
Common stock	55		51
Capital in excess of par value	15,680		13,989
Accumulated deficit	(5,805)		(8,267)
Accumulated other comprehensive loss	(258)		(305)
Common stock held in treasury	(3,413)		(3,402)
Total FCX stockholders’ equity	9,134		5,773
Noncontrolling interests	1,638		1,328
Total equity	10,772		7,101
Total liabilities and equity	$25,871		$23,353

a.
In August 2009, FCX redeemed the outstanding $340 million balance of its 6⅞% Senior Notes due 2014 for $352 million (equal to a redemption price of 103.4 percent).  During the second half of 2009, FCX purchased in the open market $203 million of its 8.25% Senior Notes due 2015 for $218 million (an average purchase price of 107.3 percent), $160 million of its 8.375% Senior Notes due 2017 for $172 million (an average purchase price of 107.3 percent) and $24 million of its 8¾% Senior Notes due 2011 for $26 million (an average purchase price of 109.0 percent).  From January 1 through January 20, 2010, FCX purchased in the open market $75 million of its 8.25% Senior Notes due 2015 for $82 million (an average purchase price of 108.8 percent).

b.
FCX's 6¾% Mandatory Convertible Preferred Stock automatically converts on May 1, 2010, into between approximately 39 million and 47 million common shares depending on the applicable average market price of FCX's common stock over the 20 trading day period ending on the third trading day prior to May 1, 2010. The conversion rate per $100 face amount of the preferred stock will be 1.6460 if the applicable average market price of FCX's common stock is at or below $60.75 and 1.3716 if it is at or above $72.91. For average FCX common stock prices between these levels, the conversion rate will be equal to $100 divided by FCX's common stock price.

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2009		2008
	(In Millions)
Cash flow from operating activities:
Net income (loss)	$3,534		$(10,450)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,014		1,782
Asset impairments, including goodwill	-		16,854
Lower of cost or market inventory adjustments	19		782
Stock-based compensation	102		98
Charges for reclamation and environmental liabilities, including accretion	191		181
Payment of reclamation and environmental obligations	(104)		(205)
Losses on early extinguishment of debt	48		6
Deferred income taxes	135		(4,653)
Increase in long-term mill and leach stockpiles	(96)		(225)
Changes in other assets and liabilities	201		89
Amortization of intangible assets/liabilities and other, net	123		76
(Increases) decreases in working capital:
Accounts receivable	(962)		542
Inventories	(159)		(478)
Prepaid expenses and other current assets	87		(91)
Accounts payable and accrued liabilities	(438)		(171)
Accrued income and other taxes	702		(767)
Net cash provided by operating activities	4,397		3,370

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(145)		(609)
South America copper mines	(164)		(323)
Indonesia	(266)		(444)
Africa	(659)		(1,058)
Other	(353	)a	(274)
Proceeds from sales of assets	25		47
Decrease in global reclamation and remediation trust assets	-		430
Other, net	(39)		(87)
Net cash used in investing activities	(1,601)		(2,318)

Cash flow from financing activities:
Net proceeds from sale of common stock	740		-
Proceeds from revolving credit facility and other debt	330		890
Repayments of revolving credit facility and other debt	(1,380)		(766)
Purchases of FCX common stock	-		(500)
Cash dividends and distributions paid:
Common stock	-		(693)
Preferred stock	(229)		(255)
Noncontrolling interests	(535)		(730)
Contributions from noncontrolling interests	57		201
Net proceeds from exercised stock options	6		22
Excess tax benefit from stock-based awards	3		25
Other, net	(4)		-
Net cash used in financing activities	(1,012)		(1,806)

Net increase (decrease) in cash and cash equivalents	1,784		(754)
Cash and cash equivalents at beginning of year	872		1,626
Cash and cash equivalents at end of year	$2,656		$872

a.
During the fourth quarter of 2009, FCX purchased property adjacent to its Sierrita operations from Twin Buttes Properties, Inc. for $200 million.  The property includes the Twin Buttes copper mine, which ceased operations in 1994, and contains mineralized material of approximately 0.7 billion metric tons with average grades of 0.43 percent for copper and 0.024 percent for molybdenum.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations.  FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method.  FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations.  In the co-product method presentations, costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations, FCX shows adjustments to copper revenues for prior period open sales as separate line items.  Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales.  Noncash and nonrecurring costs consist of items such as stock-based compensation costs, lower of cost or market inventory adjustments, write-offs of equipment or unusual charges.  They are removed from site production and delivery costs in the calculation of unit net cash costs.  Gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments shown below	$915	$915	$68	$16	$999

Site production and delivery, before net noncash
and nonrecurring costs shown below	367	337	35	7	379
By-product creditsa	(72)	-	-	-	-
Treatment charges	28	27	-	1	28
Net cash costs	323	364	35	8	407
Depreciation, depletion and amortization	67	63	3	1	67
Noncash and nonrecurring costs, net	22	22	-	-	22
Total costs	412	449	38	9	496
Revenue adjustments, primarily for hedging	(2)	(2)	-	-	(2)
Idle facility and other non-inventoriable costs	(16)	(16)	-	-	(16)
Gross profit	$485	$448	$30	$7	$485

Copper sales (in million pounds)	300	300
Molybdenum sales (in million pounds)c			5

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$3.04	$3.04	$12.57

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.22	1.12	6.41
By-product creditsa	(0.24)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.07	1.21	6.41
Depreciation, depletion and amortization	0.22	0.21	0.51
Noncash and nonrecurring costs, net	0.07	0.07	0.04
Total unit costs	1.36	1.49	6.96
Revenue adjustments, primarily for hedging	(0.01)	(0.01)	-
Idle facility and other non-inventoriable costs	(0.06)	(0.05)	-
Gross profit per pound	$1.61	$1.49	$5.61

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$999	$379	$67
Net noncash and nonrecurring costs per above	N/A	22	N/A
Treatment charges per above	N/A	28	N/A
Revenue adjustments, primarily for
hedging per above	(2)	N/A	N/A
Eliminations and other	(3)	17	4
North America copper mines	994	446	71
South America copper mines	1,235	451	74
Indonesia mining	1,520	371	68
Africa mining	219	118	29
Molybdenum	257	183	14
Rod & Refining	1,027	1,022	2
Atlantic Copper Smelting & Refining	690	690	10
Corporate, other & eliminations	(1,332)	(1,351)	6
As reported in FCX’s consolidated financial statements	$4,610	$1,930	$274

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2008
By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments shown below	$710	$710	$172	$13	$895

Site production and delivery, before net noncash
and nonrecurring costs shown below	745	643	109	8	760
By-product creditsa	(170)	-	-	-	-
Treatment charges	34	33	-	1	34
Net cash costs	609	676	109	9	794
Depreciation, depletion and amortization	203	175	27	1	203
Noncash and nonrecurring costs, net	663	c	625	36	2	663
Total costs	1,475	1,476	172	12	1,660
Revenue adjustments, primarily for hedging	(91)	(91)	-	-	(91)
Idle facility and other non-inventoriable costs	(42)	(41)	(1)	-	(42)
Gross loss	$(898)	$(898)	$(1)	$1	$(898)

Copper sales (in million pounds)	386	386
Molybdenum sales (in million pounds)d	8

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$1.84	$1.84	$22.41

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.93	1.67	14.17
By-product creditsa	(0.44)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.58	1.76	14.17
Depreciation, depletion and amortization	0.52	0.45	3.47
Noncash and nonrecurring costs, net	1.72	c	1.62	4.73
Total unit costs	3.82	3.83	22.37
Revenue adjustments, primarily for hedging	(0.24)	(0.24)	-
Idle facility and other non-inventoriable costs	(0.11)	(0.10)	(0.15)
Gross loss per pound	$(2.33)	$(2.33)	$(0.11)

Reconciliation to Amounts Reported	Depreciation,
Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$895	$760	$203
Net noncash and nonrecurring costs per above	N/A	663	c	N/A
Treatment charges per above	N/A	34	N/A
Revenue adjustments, primarily for
hedging per above	(91)	N/A	N/A
Eliminations and other	(8)	39	2
North America copper mines	796	1,496	205
South America copper mines	123	463	131
Indonesia mining	542	484	77
Africa mining	-	4	3
Molybdenum	371	331	32
Rod & Refining	701	696	3
Atlantic Copper Smelting & Refining	327	316	8
Corporate, other & eliminations	(793)	(904)	1
As reported in FCX’s consolidated financial statements	$2,067	$2,886	e	$460

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Includes charges totaling $639 million ($1.66 per pound) for lower of cost or market inventory adjustments.
d. Reflects molybdenum produced by the North America copper mines.
e. Includes lower of cost or market inventory adjustments of $760 million.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Molybdenum a	Other b	Total

Revenues, excluding adjustments shown below	$2,823	$2,823		$274	$45	$3,142

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,483	1,364		142	22	1,528
By-product creditsa	(274)	-		-	-	-
Treatment charges	102	100		-	2	102
Net cash costs	1,311	1,464		142	24	1,630
Depreciation, depletion and amortization	264	251		10	3	264
Noncash and nonrecurring costs, net	129	127		2	-	129
Total costs	1,704	1,842		154	27	2,023
Revenue adjustments, primarily for hedging	92	92		-	-	92
Idle facility and other non-inventoriable costs	(100)	(100)		-	-	(100)
Gross profit	$1,111	$973		$120	$18	$1,111

Copper sales (in million pounds)	1,185	1,185
Molybdenum sales (in million pounds)c				25

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$2.38	$2.38		$10.96

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.25	1.15		5.67
By-product creditsa	(0.23)	-		-
Treatment charges	0.09	0.09		-
Unit net cash costs	1.11	1.24		5.67
Depreciation, depletion and amortization	0.22	0.21		0.40
Noncash and nonrecurring costs, net	0.11	0.11		0.07
Total unit costs	1.44	1.56		6.14
Revenue adjustments, primarily for hedging	0.08	0.08		-
Idle facility and other non-inventoriable costs	(0.08)	(0.08)		-
Gross profit per pound	$0.94	$0.82		$4.82

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$3,142	$1,528		$264
Net noncash and nonrecurring costs per above	N/A	129		N/A
Treatment charges per above	N/A	102		N/A
Revenue adjustments, primarily for
hedging per above	92	N/A		N/A
Eliminations and other	1	152		16
North America copper mines	3,235	1,911		280
South America copper mines	3,839	1,563		275
Indonesia mining	5,908	1,505		275
Africa mining	389	315		66
Molybdenum	847	660	d	49
Rod & Refining	3,356	3,336		8
Atlantic Copper Smelting & Refining	1,892	1,895		36
Corporate, other & eliminations	(4,426)	(4,150)		25
As reported in FCX’s consolidated financial statements	$15,040	$7,035	d	$1,014

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.
d. Includes lower of cost or market molybdenum inventory adjustments of $19 million.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2008
	By-Product		Co-Product Method
(In Millions)	Method		Copper		Molybdenum a	Other b	Total

Revenues, excluding adjustments shown below	$4,382		$4,382		$892	$72	$5,346

Site production and delivery, before net noncash
and nonrecurring costs shown below	2,681		2,326		374	35	2,735
By-product creditsa	(910)		-		-	-	-
Treatment charges	134		130		-	4	134
Net cash costs	1,905		2,456		374	39	2,869
Depreciation, depletion and amortization	753		664		83	6	753
Noncash and nonrecurring costs, net	743	c	701		39	3	743
Total costs	3,401		3,821		496	48	4,365
Revenue adjustments, primarily for hedging	(71)		(71)		-	-	(71)
Idle facility and other non-inventoriable costs	(85)		(83)		(2)	-	(85)
Gross profit	$825		$407		$394	$24	$825

Copper sales (in million pounds)	1,430		1,430
Molybdenum sales (in million pounds)d					30

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$3.07		$3.07		$30.25

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.88		1.63		12.67
By-product creditsa	(0.64)		-		-
Treatment charges	0.09		0.09		-
Unit net cash costs	1.33		1.72		12.67
Depreciation, depletion and amortization	0.53		0.46		2.81
Noncash and nonrecurring costs, net	0.52	c	0.49		1.34
Total unit costs	2.38		2.67		16.82
Revenue adjustments, primarily for hedging	(0.05)		(0.05)		-
Idle facility and other non-inventoriable costs	(0.06)		(0.06)		(0.05)
Gross profit per pound	$0.58		$0.29		$13.38

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In Millions)	Revenues		and Delivery		Amortization
Totals presented above	$5,346		$2,735		$753
Net noncash and nonrecurring costs per above	N/A		743	c	N/A
Treatment charges per above	N/A		134		N/A
Revenue adjustments, primarily for hedging per above	(71)		N/A		N/A
Eliminations and other	(10)		96		17
North America copper mines	5,265		3,708		770
South America copper mines	4,166		1,854		511
Indonesia mining	3,412		1,792		222
Africa mining	-		16		6
Molybdenum	2,488		1,629		192
Rod & Refining	5,557		5,527		8
Atlantic Copper Smelting & Refining	2,341		2,276		35
Corporate, other & eliminations	(5,433)		(5,604)		38
As reported in FCX’s consolidated financial statements	$17,796		$11,198	e	$1,782

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Includes charges totaling $661 million ($0.46 per pound) for lower of cost or market inventory adjustments.
d. Reflects molybdenum produced by the North America copper mines.
e. Includes lower of cost or market inventory adjustments of $782 million.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments shown below	$1,159	$1,159	$50	$1,209

Site production and delivery, before net noncash
and nonrecurring costs shown below	424	403	23	426
By-product credits	(48)	-	-	-
Treatment charges	54	54	-	54
Net cash costs	430	457	23	480
Depreciation, depletion and amortization	74	72	2	74
Noncash and nonrecurring costs, net	21	20	1	21
Total costs	525	549	26	575
Revenue adjustments, primarily for pricing
on prior period open sales	80	80	-	80
Other non-inventoriable costs	(6)	(6)	-	(6)
Gross profit	$708	$684	$24	$708

Copper sales (in million pounds)	354	354

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$3.27	$3.27

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.20	1.14
By-product credits	(0.13)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.22	1.29
Depreciation, depletion and amortization	0.21	0.20
Noncash and nonrecurring costs, net	0.05	0.06
Total unit costs	1.48	1.55
Revenue adjustments, primarily for pricing
on prior period open sales	0.23	0.23
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.00	$1.93

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,209	$426	$74
Net noncash and nonrecurring costs per above	N/A	21	N/A
Less: Treatment charges per above	(54)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	80	N/A	N/A
Eliminations and other	-	4	-
South America copper mines	1,235	451	74
North America copper mines	994	446	71
Indonesia mining	1,520	371	68
Africa mining	219	118	29
Molybdenum	257	183	14
Rod & Refining	1,027	1,022	2
Atlantic Copper Smelting & Refining	690	690	10
Corporate, other & eliminations	(1,332)	(1,351)	6
As reported in FCX’s consolidated financial statements	$4,610	$1,930	$274

a. Includes gold, silver and molybdenum product revenues and production costs.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2008
By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments shown below	$577	$577	$49	$626

Site production and delivery, before net noncash
and nonrecurring costs shown below	417	388	38	426
By-product credits	(40)	-	-	-
Treatment charges	30	30	-	30
Net cash costs	407	418	38	456
Depreciation, depletion and amortization	129	119	10	129
Noncash and nonrecurring costs, net	34	b	31	3	34
Total costs	570	568	51	619
Revenue adjustments, primarily for pricing
on prior period open sales	(464)	(464)	-	(464)
Other non-inventoriable costs	(13)	(12)	(1)	(13)
Gross loss	$(470)	$(467)	$(3)	$(470)

Copper sales (in million pounds)	399	399

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$1.44	$1.44

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.05	0.97
By-product credits	(0.10)	-
Treatment charges	0.07	0.07
Unit net cash costs	1.02	1.04
Depreciation, depletion and amortization	0.32	0.30
Noncash and nonrecurring costs, net	0.09	b	0.08
Total unit costs	1.43	1.42
Revenue adjustments, primarily for pricing
on prior period open sales	(1.16)	(1.16)
Other non-inventoriable costs	(0.03)	(0.03)
Gross loss per pound	$(1.18)	$(1.17)

Reconciliation to Amounts Reported	Depreciation,
Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$626	$426	$129
Net noncash and nonrecurring costs per above	N/A	34	b	N/A
Less: Treatment charges per above	(30)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(464)	N/A	N/A
Eliminations and other	(9)	3	2
South America copper mines	123	463	131
North America copper mines	796	1,496	205
Indonesia mining	542	484	77
Africa mining	-	4	3
Molybdenum	371	331	32
Rod & Refining	701	696	3
Atlantic Copper Smelting & Refining	327	316	8
Corporate, other & eliminations	(793)	(904)	1
As reported in FCX’s consolidated financial statements	$2,067	$2,886	c	$460

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes charges of $10 million ($0.02 per pound) associated with lower of cost or market inventory adjustments.
c. Includes lower of cost or market inventory adjustments of $760 million.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Other a	Total

Revenues, excluding adjustments shown below	$3,768	$3,768		$167	$3,935

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,512	1,429		91	1,520
By-product credits	(159)	-		-	-
Treatment charges	206	206		-	206
Net cash costs	1,559	1,635		91	1,726
Depreciation, depletion and amortization	275	267		8	275
Noncash and nonrecurring costs, net	28	28		-	28
Total costs	1,862	1,930		99	2,029
Revenue adjustments, primarily for pricing
on prior period open sales	109	109		-	109
Other non-inventoriable costs	(31)	(26)		(5)	(31)
Gross profit	$1,984	$1,921		$63	$1,984

Copper sales (in million pounds)	1,394	1,394

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$2.70	$2.70

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.08	1.02
By-product credits	(0.11)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.12	1.17
Depreciation, depletion and amortization	0.20	0.19
Noncash and nonrecurring costs, net	0.02	0.02
Total unit costs	1.34	1.38
Revenue adjustments, primarily for pricing
on prior period open sales	0.08	0.08
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.42	$1.38

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$3,935	$1,520		$275
Net noncash and nonrecurring costs per above	N/A	28		N/A
Less: Treatment charges per above	(206)	N/A		N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	109	N/A		N/A
Eliminations and other	1	15		-
South America copper mines	3,839	1,563		275
North America copper mines	3,235	1,911		280
Indonesia mining	5,908	1,505		275
Africa mining	389	315		66
Molybdenum	847	660	b	49
Rod & Refining	3,356	3,336		8
Atlantic Copper Smelting & Refining	1,892	1,895		36
Corporate, other & eliminations	(4,426)	(4,150)		25
As reported in FCX’s consolidated financial statements	$15,040	$7,035	b	$1,014

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes lower of cost or market molybdenum inventory adjustments of $19 million.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2008
	By-Product		Co-Product Method
(In Millions)	Method		Copper		Other a	Total

Revenues, excluding adjustments shown below	$3,910		$3,910		$216	$4,126

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,711		1,631		102	1,733
By-product credits	(194)		-		-	-
Treatment charges	211		211		-	211
Net cash costs	1,728		1,842		102	1,944
Depreciation, depletion and amortization	508		483		25	508
Noncash and nonrecurring costs, net	103	b	100		3	103
Total costs	2,339		2,425		130	2,555
Revenue adjustments, primarily for pricing
on prior period open sales	230		230		-	230
Other non-inventoriable costs	(37)		(34)		(3)	(37)
Gross profit	$1,764		$1,681		$83	$1,764

Copper sales (in million pounds)	1,521		1,521

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$2.57		$2.57

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.13		1.07
By-product credits	(0.13)		-
Treatment charges	0.14		0.14
Unit net cash costs	1.14		1.21
Depreciation, depletion and amortization	0.33		0.32
Noncash and nonrecurring costs, net	0.07	b	0.06
Total unit costs	1.54		1.59
Revenue adjustments, primarily for pricing
on prior period open sales	0.15		0.15
Other non-inventoriable costs	(0.02)		(0.02)
Gross profit per pound	$1.16		$1.11

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In Millions)	Revenues		and Delivery		Amortization
Totals presented above	$4,126		$1,733		$508
Net noncash and nonrecurring costs per above	N/A		103	b	N/A
Less: Treatment charges per above	(211)		N/A		N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	230		N/A		N/A
Eliminations and other	21		18		3
South America copper mines	4,166		1,854		511
North America copper mines	5,265		3,708		770
Indonesia mining	3,412		1,792		222
Africa mining	-		16		6
Molybdenum	2,488		1,629		192
Rod & Refining	5,557		5,527		8
Atlantic Copper Smelting & Refining	2,341		2,276		35
Corporate, other & eliminations	(5,433)		(5,604)		38
As reported in FCX’s consolidated financial statements	$17,796		$11,198	c	$1,782

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes charges of $10 million ($0.01 per pound) associated with lower of cost or market inventory adjustments.
c. Includes lower of cost or market inventory adjustments of $782 million.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments shown below	$887	$887	$624	$16	$1,527

Site production and delivery, before net noncash
and nonrecurring costs shown below	363	211	149	3	363
Gold and silver credits	(640)	-	-	-	-
Treatment charges	64	37	26	1	64
Royalty on metals	33	20	13	-	33
Net cash (credits) costs	(180)	268	188	4	460
Depreciation and amortization	68	39	28	1	68
Noncash and nonrecurring costs, net	8	5	3	-	8
Total (credits) costs	(104)	312	219	5	536
Revenue adjustments, primarily for pricing on
prior period open sales	90	90	-	-	90
PT Smelting intercompany profit	(7)	(4)	(3)	-	(7)
Gross profit	$1,074	$661	$402	$11	$1,074

Sales
Copper (in million pounds)	269	269
Gold (in thousand ounces)			528
Silver (in thousand ounces)				823

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$3.31	$3.31	$1,116.48	$17.44

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.36	0.79	281.59	4.75
Gold and silver credits	(2.39)	-	-	-
Treatment charges	0.24	0.14	49.81	0.84
Royalty on metals	0.12	0.07	25.81	0.43
Unit net cash (credits) costs	(0.67)	1.00	357.21	6.02
Depreciation and amortization	0.25	0.14	52.36	0.88
Noncash and nonrecurring costs, net	0.03	0.02	6.51	0.11
Total unit (credits) costs	(0.39)	1.16	416.08	7.01
Revenue adjustments, primarily for pricing on
prior period open sales	0.34	0.33	66.71	2.50
PT Smelting intercompany profit	(0.03)	(0.01)	(5.47)	(0.09)
Gross profit per pound/ounce	$4.01	$2.47	$761.64	$12.84

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,527	$363	$68
Net noncash and nonrecurring costs per above	N/A	8	N/A
Less: Treatment charges per above	(64)	N/A	N/A
Royalty on metals per above	(33)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	90	N/A	N/A
Indonesia mining	1,520	371	68
North America copper mines	994	446	71
South America copper mines	1,235	451	74
Africa mining	219	118	29
Molybdenum	257	183	14
Rod & Refining	1,027	1,022	2
Atlantic Copper Smelting & Refining	690	690	10
Corporate, other & eliminations	(1,332)	(1,351)	6
As reported in FCX’s consolidated financial statements	$4,610	$1,930	$274

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Gold	Silver	Total

Revenues, excluding adjustments shown below	$573	$573		$339	$9	$921

Site production and delivery, before net noncash
and nonrecurring costs shown below	477	297		175	5	477
Gold and silver credits	(348)	-		-	-	-
Treatment charges	72	45		26	1	72
Royalty on metals	27	16		11	-	27
Net cash costs	228	358		212	6	576
Depreciation and amortization	72	44		27	1	72
Noncash and nonrecurring costs, net	7	5		2	-	7
Total costs	307	407		241	7	655
Revenue adjustments, primarily for pricing on
prior period open sales	(280)	(280)		-	-	(280)
PT Smelting intercompany profit	13	8		5	-	13
Gross profit (loss)	$(1)	$(106)		$103	$2	$(1)

Sales
Copper (in million pounds)	411	411
Gold (in thousand ounces)				425
Silver (in thousand ounces)					1,108

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$1.39	$1.39		$818.67	$10.10

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.16	0.72		413.13	4.44
Gold and silver credits	(0.85)	-		-	-
Treatment charges	0.18	0.11		62.58	0.67
Royalty on metals	0.06	0.04		23.13	0.25
Unit net cash costs	0.55	0.87		498.84	5.36
Depreciation and amortization	0.17	0.11		61.83	0.67
Noncash and nonrecurring costs, net	0.02	0.01		6.45	0.07
Total unit costs	0.74	0.99		567.12	6.10
Revenue adjustments, primarily for pricing on
prior period open sales	(0.68)	(0.68)		(20.92)	(1.52)
PT Smelting intercompany profit	0.03	0.02		11.38	0.12
Gross profit (loss) per pound/ounce	$-	$(0.26)		$242.01	$2.60

Reconciliation to Amounts Reported		Production		Depreciation,
		and		Depletion and
(In Millions)	Revenues	Delivery		Amortization
Totals presented above	$921	$477		$72
Net noncash and nonrecurring costs per above	N/A	7		N/A
Less: Treatment charges per above	(72)	N/A		N/A
Royalty on metals per above	(27)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(280)	N/A		N/A
Eliminations and other	-	-		5
Indonesia mining	542	484		77
North America copper mines	796	1,496		205
South America copper mines	123	463		131
Africa mining	-	4		3
Molybdenum	371	331		32
Rod & Refining	701	696		3
Atlantic Copper Smelting & Refining	327	316		8
Corporate, other & eliminations	(793)	(904)		1
As reported in FCX’s consolidated financial statements	$2,067	$2,886	a	$460

a. Includes lower of cost or market inventory adjustments of $760 million.

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Gold	Silver	Total

Revenues, excluding adjustments shown below	$3,708	$3,708		$2,532	$74	$6,314

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,468	862		589	17	1,468
Gold and silver credits	(2,606)	-		-	-	-
Treatment charges	312	183		125	4	312
Royalty on metals	147	86		59	2	147
Net cash (credits) costs	(679)	1,131		773	23	1,927
Depreciation and amortization	275	162		110	3	275
Noncash and nonrecurring costs, net	37	22		15	-	37
Total (credits) costs	(367)	1,315		898	26	2,239
Revenue adjustments, primarily for pricing on
prior period open sales	53	53		-	-	53
PT Smelting intercompany profit	(54)	(32)		(21)	(1)	(54)
Gross profit	$4,074	$2,414		$1,613	$47	$4,074

Sales
Copper (in million pounds)	1,400	1,400
Gold (in thousand ounces)				2,543
Silver (in thousand ounces)					4,877

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$2.65	$2.65		$993.72	$14.94

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.05	0.62		231.57	3.52
Gold and silver credits	(1.86)	-		-	-
Treatment charges	0.22	0.13		49.18	0.75
Royalty on metals	0.10	0.06		23.18	0.35
Unit net cash (credits) costs	(0.49)	0.81		303.93	4.62
Depreciation and amortization	0.20	0.11		43.36	0.66
Noncash and nonrecurring costs, net	0.03	0.02		5.93	0.09
Total unit (credits) costs	(0.26)	0.94		353.22	5.37
Revenue adjustments, primarily for pricing on
prior period open sales	0.04	0.04		2.12	0.21
PT Smelting intercompany profit	(0.04)	(0.02)		(8.45)	(0.13)
Gross profit per pound/ounce	$2.91	$1.73		$634.17	$9.65

Reconciliation to Amounts Reported		Production		Depreciation,
		and		Depletion and
(In Millions)	Revenues	Delivery		Amortization
Totals presented above	$6,314	$1,468		$275
Net noncash and nonrecurring costs per above	N/A	37		N/A
Less: Treatment charges per above	(312)	N/A		N/A
Royalty on metals per above	(147)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	53	N/A		N/A
Indonesia mining	5,908	1,505		275
North America copper mines	3,235	1,911		280
South America copper mines	3,839	1,563		275
Africa mining	389	315		66
Molybdenum	847	660	a	49
Rod & Refining	3,356	3,336		8
Atlantic Copper Smelting & Refining	1,892	1,895		36
Corporate, other & eliminations	(4,426)	(4,150)		25
As reported in FCX’s consolidated financial statements	$15,040	$7,035	a	$1,014

a. Includes lower of cost or market molybdenum inventory adjustments of $19 million.

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Gold	Silver	Total

Revenues, excluding adjustments shown below	$2,628	$2,628		$1,025	$50	$3,703

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,762	1,252		487	23	1,762
Gold and silver credits	(1,075)	-		-	-	-
Treatment charges	268	190		74	4	268
Royalty on metals	113	80		31	2	113
Net cash costs	1,068	1,522		592	29	2,143
Depreciation and amortization	222	158		61	3	222
Noncash and nonrecurring costs, net	30	22		8	-	30
Total costs	1,320	1,702		661	32	2,395
Revenue adjustments, primarily for pricing on
prior period open sales	90	90		-	-	90
PT Smelting intercompany profit	17	12		5	-	17
Gross profit	$1,415	$1,028		$369	$18	$1,415

Sales
Copper (in million pounds)	1,111	1,111
Gold (in thousand ounces)				1,182
Silver (in thousand ounces)					3,521

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$2.36	$2.36		$861.43	$13.81

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.59	1.13		412.72	6.69
Gold and silver credits	(0.97)	-		-	-
Treatment charges	0.24	0.17		62.69	1.02
Royalty on metals	0.10	0.07		26.50	0.43
Unit net cash costs	0.96	1.37		501.91	8.14
Depreciation and amortization	0.20	0.14		52.09	0.84
Noncash and nonrecurring costs, net	0.03	0.02		7.18	0.12
Total unit costs	1.19	1.53		561.18	9.10
Revenue adjustments, primarily for pricing on
prior period open sales	0.09	0.09		5.86	0.25
PT Smelting intercompany profit	0.01	0.01		4.18	0.07
Gross profit per pound/ounce	$1.27	$0.93		$310.29	$5.03

Reconciliation to Amounts Reported		Production		Depreciation,
		and		Depletion and
(In Millions)	Revenues	Delivery		Amortization
Totals presented above	$3,703	$1,762		$222
Net noncash and nonrecurring costs per above	N/A	30		N/A
Less: Treatment charges per above	(268)	N/A		N/A
Royalty on metals per above	(113)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	90	N/A		N/A
Indonesia mining	3,412	1,792		222
North America copper mines	5,265	3,708		770
South America copper mines	4,166	1,854		511
Africa mining	-	16		6
Molybdenum	2,488	1,629		192
Rod & Refining	5,557	5,527		8
Atlantic Copper Smelting & Refining	2,341	2,276		35
Corporate, other & eliminations	(5,433)	(5,604)		38
As reported in FCX’s consolidated financial statements	$17,796	$11,198	a	$1,782

a. Includes lower of cost or market inventory adjustments of $782 million.

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended
	December 31,
(In Millions)	2009	2008

Revenues	$81	$185

Site production and delivery, before net noncash
and nonrecurring costs shown below	37	52
Net cash costs	37	52
Depreciation, depletion and amortization	6	32
Noncash and nonrecurring costs, net	-	2	a
Total costs	43	86
Gross profitb	$38	$99

Molybdenum sales (in million pounds)	6	7

Gross profit per pound of molybdenum:

Revenues	$12.69	$24.66

Site production and delivery, before net noncash
and nonrecurring costs shown below	5.76	6.95
Unit net cash costs	5.76	6.95
Depreciation, depletion and amortization	0.96	4.33
Noncash and nonrecurring costs, net	0.04	0.22	a
Total unit costs	6.76	11.50
Gross profit per pound	$5.93	$13.16

Reconciliation to Amounts Reported
(In Millions)				Depreciation,
		Production		Depletion and
Three Months Ended December 31, 2009	Revenues	and Delivery		Amortization
Totals presented above	$81	$37		$6
Net noncash and nonrecurring costs per above	N/A	-		N/A
Henderson mine	81	37		6
Other molybdenum operations and eliminationsc	176	146		8
Molybdenum	257	183		14
North America copper mines	994	446		71
South America copper mines	1,235	451		74
Indonesia mining	1,520	371		68
Africa mining	219	118		29
Rod & Refining	1,027	1,022		2
Atlantic Copper Smelting & Refining	690	690		10
Corporate, other & eliminations	(1,332)	(1,351)		6
As reported in FCX’s consolidated financial statements	$4,610	$1,930		$274

Three Months Ended December 31, 2008
Totals presented above	$185	$52		$32
Net noncash and nonrecurring costs per above	N/A	2	a	N/A
Henderson mine	185	54		32
Other molybdenum operations and eliminationsc	186	277	d	-
Molybdenum	371	331		32
North America copper mines	796	1,496		205
South America copper mines	123	463		131
Indonesia mining	542	484		77
Africa mining	-	4		3
Rod & Refining	701	696		3
Atlantic Copper Smelting & Refining	327	316		8
Corporate, other & eliminations	(793)	(904)		1
As reported in FCX’s consolidated financial statements	$2,067	$2,886	e	$460

a. Includes charges of $1 million ($0.14 per pound) associated with lower of cost or market inventory adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on  sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced as a by-product at the North and South America copper mines.
d. Includes lower of cost or market inventory adjustments of $100 million.
e. Includes lower of cost or market inventory adjustments of $760 million.

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Years Ended
	December 31,
(In Millions)	2009	2008

Revenues	$317	$1,182

Site production and delivery, before net noncash
and nonrecurring costs shown below	148	216
Net cash costs	148	216
Depreciation, depletion and amortization	26	172
Noncash and nonrecurring costs, net	1	7	a
Total costs	175	395
Gross profitb	$142	$787

Molybdenum sales (in million pounds)	27	40

Gross profit per pound of molybdenum:

Revenues	$11.69	$29.27

Site production and delivery, before net noncash
and nonrecurring costs shown below	5.44	5.36
Unit net cash costs	5.44	5.36
Depreciation, depletion and amortization	0.98	4.25
Noncash and nonrecurring costs, net	0.03	0.18	a
Total unit costs	6.45	9.79
Gross profit per pound	$5.24	$19.48

Reconciliation to Amounts Reported
(In Millions)				Depreciation,
		Production		Depletion and
Year Ended December 31, 2009	Revenues	and Delivery		Amortization
Totals presented above	$317	$148		$26
Net noncash and nonrecurring costs per above	N/A	1		N/A
Henderson mine	317	149		26
Other molybdenum operations and eliminationsc	530	511	d	23
Molybdenum	847	660		49
North America copper mines	3,235	1,911		280
South America copper mines	3,839	1,563		275
Indonesia mining	5,908	1,505		275
Africa mining	389	315		66
Rod & Refining	3,356	3,336		8
Atlantic Copper Smelting & Refining	1,892	1,895		36
Corporate, other & eliminations	(4,426)	(4,150)		25
As reported in FCX’s consolidated financial statements	$15,040	$7,035	d	$1,014

Year Ended December 31, 2008
Totals presented above	$1,182	$216		$172
Net noncash and nonrecurring costs per above	N/A	7	a	N/A
Henderson mine	1,182	223		172
Other molybdenum operations and eliminationsc	1,306	1,406	d	20
Molybdenum	2,488	1,629		192
North America copper mines	5,265	3,708		770
South America copper mines	4,166	1,854		511
Indonesia mining	3,412	1,792		222
Africa mining	-	16		6
Rod & Refining	5,557	5,527		8
Atlantic Copper Smelting & Refining	2,341	2,276		35
Corporate, other & eliminations	(5,433)	(5,604)		38
As reported in FCX’s consolidated financial statements	$17,796	$11,198	e	$1,782

a. Includes charges of $1 million ($0.03 per pound) associated with lower of cost or market inventory adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced as a by-product at the North and South America copper mines.
d. Includes lower of cost or market molybdenum inventory adjustments of $19 million for the year 2009 and $100 million for the year 2008.
e. Includes lower of cost or market inventory adjustments of $782 million.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s fourth-quarter 2009 income tax provision resulted from taxes on international operations ($744 million) and U.S. operations ($6 million).  FCX’s income tax provision for the year ended December 31, 2009 resulted from taxes on international operations ($2.3 billion) and U.S. operations ($35 million).  FCX’s effective tax rate for 2009 has been highly sensitive to changes in commodity prices and the mix of income between U.S. and international operations.  The differences between FCX’s consolidated effective tax rates for the 2009 periods and the U.S. federal statutory rate of 35 percent were primarily attributable to the high proportion of income earned in Indonesia, which was taxed at an effective rate of 42 percent.

FCX’s fourth-quarter 2008 income tax benefit resulted from a benefit on international operations ($789 million) and U.S. operations ($3.7 billion).  FCX’s income tax benefit for the year ended December 31, 2008 resulted from taxes on international operations ($604 million) and a benefit on U.S. operations ($3.4 billion).  The differences between FCX’s consolidated effective income tax rates for the 2008 periods and the U.S. federal statutory rate of 35 percent were primarily attributable to goodwill impairment charges, which were non-deductible for tax purposes, and the recognition of a valuation allowance against U.S. federal alternative minimum tax credits, partly offset by benefits for percentage depletion and U.S. state income taxes.

Summaries of the approximate amounts in the calculation of FCX’s consolidated provision for (benefit from) income taxes for the three months and years ended December 31, 2009 and 2008 follow (in millions, except percentages):

Three Months Ended December 31,
2009	2008
Income Tax	Income Tax
Income	Effective	Provision	Income	Effective	Provision
(Loss)a	Tax Rate	(Benefit)	(Loss)a	Tax Rate	(Benefit)
U.S.	$233	3%	$6	b	$(413)	31%	$(126)
South America	741	31%	232	(473)	35%	(164)
Indonesia	1,048	42%	440	108	50%	54
Africa	51	27%	14	(2)	NM*	(15)
Asset impairment charges	N/A	N/A	N/A	(10,867)	39%	(4,212)
Goodwill impairment charges	N/A	N/A	N/A	(5,987)	N/A	-
LCM inventory adjustments	-	N/A	-	(760)	38%	(290)
Eliminations and other	(15)	N/A	14	(57)	N/A	(18)
Annualized rate adjustmentc	-	N/A	44	-	N/A	(59)
Adjustment	N/A	N/A	N/A	N/A	N/A	359	d
Consolidated FCX	$2,058	36%e	$750	$(18,451)	24%	$(4,471)

	Years Ended December 31,
	2009				2008
			Income Tax				Income Tax
	Income	Effective	Provision		Income	Effective	Provision
	(Loss)a	Tax Rate	(Benefit)		(Loss)a	Tax Rate	(Benefit)
U.S.	$117	33%	$39	b	$1,258	15%	$191
South America	2,010	32%	650		1,752	32%	553
Indonesia	4,000	42%	1,697		1,432	43%	612
Africa	(60)	25%	(15)		(135)	49%	(66)
Asset impairment charges	N/A	N/A	N/A		(10,867)	39%	(4,212)
Goodwill impairment charges	N/A	N/A	N/A		(5,987)	N/A	-
LCM inventory adjustments	(19)	20%	(4)		(782)	38%	(299)
Eliminations and other	(232)	N/A	(60)		20	N/A	18
Adjustment	N/A	N/A	N/A		N/A	N/A	359	d
Consolidated FCX	$5,816	40%e	$2,307		$(13,309)	21%	$(2,844)

* NM = Not meaningful
a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies’ net earnings.
b.
Includes a favorable adjustment totaling $43 million in the 2009 periods resulting from completion of a review of U.S. deferred income tax accounts performed in connection with implementation of tax provisioning software.

c.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes to equal its estimated annualized tax rate.
d.	Represents an adjustment to establish a valuation allowance against U.S. federal alternative minimum tax credits.
e.
FCX’s estimated consolidated effective tax rate for 2010 will vary with commodity price changes and the mix of income from international and U.S. operations.  Assuming average prices of $3.25 per pound for copper, $1,100 per ounce for gold, $12 per pound for molybdenum and current sales estimates, FCX estimates its annual and quarterly consolidated effective tax rate will approximate 37 percent.  The 2010 estimated effective tax rate would range from approximately 40 percent assuming $2.50 per pound for copper to approximately 37 percent at $3.50 per pound for copper.

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has organized its operations into five primary divisions – North America copper mines, South America copper mines, Indonesia mining, Africa mining and Molybdenum operations.  Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis.  Therefore, FCX concluded that its operating segments include individual mines.  Operating segments that meet certain thresholds are reportable segments.  Further discussion of the reportable segments included in FCX’s primary operating divisions, as well as FCX’s other reportable segments – Rod & Refining and Atlantic Copper Smelting & Refining – follows.

North America Copper Mines.  FCX has six operating copper mines in North America – Morenci, Sierrita, Bagdad, Safford, Miami and Tyrone.  The North America copper mines division includes Morenci as a reportable segment.  Other North America copper mines include FCX’s other southwestern U.S. copper mines, including mines on care-and-maintenance status.  In addition to copper, the Sierrita and Bagdad mines produce molybdenum concentrates as a by-product.

South America Copper Mines.  FCX has four operating copper mines in South America – Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile.  The South America copper mines division includes Cerro Verde as a reportable segment.  Other South America copper mines include FCX’s Chilean copper mines.  In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver as by-products.

Indonesia.  Indonesia mining includes PT Freeport Indonesia’s Grasberg minerals district.  PT Freeport Indonesia produces copper concentrates, which contain significant quantities of gold and silver.

Africa.  Africa mining includes the Tenke Fungurume copper and cobalt mine.  The Tenke Fungurume mine produces copper cathode and cobalt hydroxide.  Copper cathode production commenced in March 2009 and the first copper cathode was sold in the second quarter of 2009.  The cobalt plant and sulphuric acid plant were commissioned in the third quarter of 2009.

Molybdenum.  The Molybdenum segment includes the Henderson molybdenum mine in Colorado and related conversion facilities.  The Molybdenum segment also includes a sales company that purchases and sells molybdenum from the Henderson mine as well as from the North and South America copper mines that produce molybdenum as a by-product.

Rod & Refining.  The Rod & Refining segment consists of copper conversion facilities located in North America, including a refinery, three rod mills and a specialty copper products facility.  This segment processes copper produced at FCX’s North America mines and purchased copper into copper cathode, rod and custom copper shapes.  At times this segment refines copper and produces copper rod and shapes for customers on a toll basis.

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Intersegment Sales.  Intersegment sales between FCX’s operations are based on similar arms-length transactions with third parties at the time of the sale.  Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations.  FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments.  However, not all costs and expenses applicable to a mine or operation are allocated.  All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable mine or operation.  In addition, most exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments.  Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America Copper Mines			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &		FCX
Three Months Ended December 31, 2009	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations		Total
Revenues:
Unaffiliated customers	$11	$19	$30	$517	$601	$1,118	$1,274	a	$219	$257	$1,019	$690	$3		$4,610
Intersegment	328	636	964	56	61	117	246		-	-	8	-	(1,335)		-
Production and delivery	140	306	446	192	259	451	371		118	183	1,022	690	(1,351)		1,930
Depreciation, depletion and amortization	36	35	71	41	33	74	68		29	14	2	10	6		274
Selling, general and administrative expenses	-	-	-	-	-	-	30		-	2	-	6	58		96
Exploration and research expenses	-	-	-	-	-	-	-		-	1	-	-	16		17
Restructuring and other charges	-	-	-	-	-	-	-		-	-	-	-	54	b	54
Operating income (loss)	163	314	477	340	370	710	1,051		72	57	3	(16)	(115)		2,239

Interest expense, net	-	3	3	-	1	1	(6)		2	-	-	2	133		135
Provision for income taxes	-	-	-	114	118	232	440		14	-	-	-	64		750
Total assets at December 31, 2009	1,934	4,207	6,141	3,937	2,515	6,452	4,974		3,386	1,731	291	991	1,905		25,871
Capital expenditures	4	20	24	20	15	35	80		82	11	1	8	208		449

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $598 million.
b. Includes charges of $54 million for a loss contingency related to ongoing litigation.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America Copper Mines			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended December 31, 2008	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customersb	$27	$32	$59	$30	$88	$118	$482	a	$-	$371	$692	$319	$26	$2,067
Intersegment	239	498	737	(14)	19	5	60		-	-	9	8	(819)	-
Production and deliveryb	384	473	857	168	285	453	484		(6)	230	696	316	(904)	2,126
Depreciation, depletion and amortizationb	88	117	205	47	84	131	77		3	32	3	8	1	460
Lower of cost or market inventory adjustments	302	337	639	-	10	10	-		10	101	-	-	-	760
Selling, general and administrative expenses	-	-	-	-	-	-	(13)		-	4	-	2	(24)	(31)
Exploration and research expenses	-	-	-	-	-	-	-		-	1	-	-	82	83
Goodwill impairment	1,851	2,299	4,150	763	366	1,129	-		2	703	-	-	3	5,987
Long-lived asset impairments and other chargesc	2,702	5,453	8,155	1	1,365	1,366	-		2	1,417	20	-	14	10,974
Operating (loss) incomeb	(5,061)	(8,149)	(13,210)	(963)	(2,003)	(2,966)	(6)		(11)	(2,117)	(18)	1	35	(18,292)

Interest expense, net	-	3	3	-	-	-	(3)		-	-	1	4	135	140
Provision for (benefit from) income taxes	-	-	-	(70)	(601)	(671)	54		(15)	-	-	-	(3,839)	(4,471)
Total assets at December 31, 2008	2,148	4,050	6,198	3,994	2,406	6,400	4,420		2,685	1,795	266	852	737	23,353
Capital expenditures	32	79	111	41	53	94	112		360	76	3	15	8	779

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $224 million.
b. The following table summarizes the impact of purchase accounting fair value adjustments on operating (loss) income primarily associated with the impacts of the increases in the carrying values of acquired metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Revenues	$-	$-	$-	$(3)	$-	$(3)	N/A		$-	$1	$-	N/A	$-	$(2)
Production and delivery	4	(19)	(15)	4	11	15	N/A		-	14	-	N/A	(1)	13
Depreciation, depletion and amortization	54	68	122	21	53	74	N/A		-	21	-	N/A	(4)	213
Impact on operating (loss) income	$(58)	$(49)	$(107)	$(28)	$(64)	$(92)	N/A		$-	$(34)	$-	N/A	$5	$(228)

c. The following table summarizes long-lived asset impairments and other charges:

Long-lived asset impairments	$2,683	$5,407	$8,090	$-	$1,359	$1,359	$-		$-	$1,408	$6	$-	$-	$10,863
Restructuring charges	3	20	23	1	6	7	-		2	4	4	-	10	50
Special retirement benefits and curtailments	16	26	42	-	-	-	-		-	5	10	-	4	61
Long-lived asset impairments and other charges	$2,702	$5,453	$8,155	$1	$1,365	$1,366	$-		$2	$1,417	$20	$-	$14	$10,974

XXV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America Copper Mines			Indonesia		Africa
													Atlantic
													Copper	Corporate,
		Other		Cerro	Other						Molyb-	Rod &	Smelting	Other &		FCX
Year Ended December 31, 2009	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke		denum	Refining	& Refining	Eliminations		Total
Revenues:
Unaffiliated customers	$68	$94	$162	$1,491	$1,950	$3,441	$4,972	a	$389		$847	$3,328	$1,892	$9		$15,040
Intersegment	1,073	2,000	3,073	286	112	398	936		-		-	28	-	(4,435)		-
Production and delivery	622	1,289	1,911	648	915	1,563	1,505		315	b	641	3,336	1,895	(4,150)		7,016
Depreciation, depletion and amortization	142	138	280	153	122	275	275		66		49	8	36	25		1,014
Lower of cost or market inventory adjustments	-	-	-	-	-	-	-		-		19	-	-	-		19
Selling, general and administrative expenses	-	-	-	-	-	-	94		-		11	-	17	199		321
Exploration and research expenses	-	-	-	-	-	-	-		-		2	-	-	88		90
Restructuring and other charges	26	(2)	24	-	-	-	-		-		(1)	(2)	-	56	c	77
Operating income (loss)	351	669	1,020	976	1,025	2,001	4,034		8		126	14	(56)	(644)		6,503

Interest expense, net	3	12	15	-	2	2	(3)		10		-	-	5	557		586
Provision for (benefit from) income taxes	-	-	-	313	337	650	1,697		(15)		-	-	-	(25)		2,307
Capital expenditures	46	99	145	103	61	164	266		659		82	9	31	231		1,587

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $1.9 billion.
b. Includes charges totaling $50 million associated with Tenke Fungurume’s project start-up costs.
c. Includes charges of $54 million for a loss contingency related to ongoing litigation.

XXVI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America Copper Mines			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Year Ended December 31, 2008	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customersb	$370	$346	$716	$1,602	$2,166	$3,768	$2,934	a	$-	$2,488	$5,524	$2,333	$33	$17,796
Intersegment	1,630	2,919	4,549	261	137	398	478		-	-	33	8	(5,466)	-
Production and deliveryb	1,313	1,734	3,047	698	1,146	1,844	1,792		6	1,528	5,527	2,276	(5,604)	10,416
Depreciation, depletion and amortizationb	330	440	770	178	333	511	222		6	192	8	35	38	1,782
Lower of cost or market inventory adjustments	302	359	661	-	10	10	-		10	101	-	-	-	782
Selling, general and administrative expenses	-	-	-	-	-	-	91		-	18	-	20	140	269
Exploration and research expenses	-	-	-	-	-	-	-		-	2	-	-	290	292
Goodwill impairment	1,851	2,299	4,150	763	366	1,129	-		2	703	-	-	3	5,987
Long-lived asset impairments and other chargesc	2,702	5,457	8,159	1	1,365	1,366	-		2	1,417	20	-	14	10,978
Operating (loss) incomeb	(4,498)	(7,024)	(11,522)	223	(917)	(694)	1,307		(26)	(1,473)	2	10	(314)	(12,710)

Interest expense, net	2	11	13	2	2	4	(1)		-	-	4	13	551	584
Provision for (benefit from) income taxes	-	-		313	(267)	46	612		(66)	-	-	-	(3,436)	(2,844)
Capital expenditures	276	333	609	129	194	323	444		1,058	180	9	34	51	2,708

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $1.4 billion.
b. The following table summarizes the impact of purchase accounting fair value adjustments on operating (loss) income primarily associated with the impacts of the increases in the carrying values of acquired metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Revenues	$-	$-	$-	$5	$1	$6	N/A		$-	$(2)	$-	N/A	$-	$4
Production and delivery	37	(13)	24	9	37	46	N/A		-	32	-	N/A	23	125
Depreciation, depletion and amortization	209	261	470	87	203	290	N/A		-	139	-	N/A	(11)	888
Impact on operating (loss) income	$(246)	$(248)	$(494)	$(91)	$(239)	$(330)	N/A		$-	$(173)	$-	N/A	$(12)	$(1,009)

c. The following table summarizes long-lived asset impairments and other charges:

Long-lived asset impairments	$2,683	$5,411	$8,094	$-	$1,359	$1,359	$-		$-	$1,408	$6	$-	$-	$10,867
Restructuring charges	3	20	23	1	6	7	-		2	4	4	-	10	50
Special retirement benefits and curtailments	16	26	42	-	-	-	-		-	5	10	-	4	61
Long-lived asset impairments and other charges	$2,702	$5,457	$8,159	$1	$1,365	$1,366	$-		$2	$1,417	$20	$-	$14	$10,978

XXVII

FREEPORT-McMoRan COPPER & GOLD INC.
FOURTH-QUARTER 2008 SPECIAL ITEMS

After adjusting for special items totaling $14.0 billion, $36.84 per share, fourth-quarter 2008 adjusted net income totaled $23 million, $0.06 per share.  Taxes on the special items were calculated using the rates applied to record the acquisition of Phelps Dodge (approximately 39 percent) or the marginal tax rate in the applicable jurisdiction.  FCX receives no tax benefit for goodwill impairments.  Special items resulting in increases (decreases) to financial results for the fourth quarter of 2008 are included in the following table (in millions, except per share amounts):

	Fourth Quarter 2008
	Pre-tax	After-tax	Per Share
Net loss attributable to common stock	N/A	$(13,933)	$(36.78)

Special items:
Asset impairments, excluding goodwilla	$(10,863)	$(6,616)	$(17.47)
Goodwill impairmenta	(5,987)	(5,987)	(15.81)
Lower of cost or market (LCM) inventory adjustmentsa	(760)	(466)	(1.23)
Restructuring costs and other	(111)	(67)	(0.18)
Reduction of performance-related benefits	126	74	0.20
Adjustments to prior period copper sales	(745)	(343)	(0.91)
Deferred tax asset valuation	N/A	(359)	(0.95)
Losses on induced conversion of preferred stockb	N/A	(22)	(0.06)
Purchase accounting impacts to:c
Operating income	(248)	(154)	(0.41)
Non-operating income	(24)	(16)	(0.04)
Total special items	$(18,612)	$(13,956)	$(36.84)

Adjusted net income	N/A	$23	$0.06

a.
FCX’s impairment evaluations and LCM inventory adjustments at December 31, 2008, were based on price assumptions reflecting prevailing copper futures prices approximating $1.40 to $1.50 per pound for three years and a long-term average price of $1.60 per pound.  Molybdenum prices were assumed to average $8.00 per pound.

b.
Reflects privately negotiated transactions to induce conversion of 0.3 million shares of FCX’s 5½% Convertible Perpetual Preferred Stock with a liquidation preference of $268 million into 5.8 million shares of FCX common stock.  To induce conversion of these shares, FCX issued an additional 1.0 million shares of common stock.

c.
For additional information regarding the impacts of these adjustments to production and delivery costs and depreciation, depletion and amortization refer to the supplemental schedule, “Business Segments,” beginning on page XXIII.

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